PART II — OFFERING CIRCULAR

An offering statement pursuant to Regulation A relating to these securities has been filed with the Securities and Exchange Commission. Information contained in this preliminary offering circular is subject to completion or amendment. To the extent not already qualified under Regulation A, these securities may not be sold nor may offers to buy be accepted before the offering statement filed with the Securities and Exchange Commission is qualified. This preliminary offering circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a final offering circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the final offering circular or the offering statement in which such final offering circular was filed may be obtained.

Preliminary Offering Circular	Dated July 13, 2026 -- Subject to Completion, Dated July 13, 2026

RECREATIVES INDUSTRIES, INC.

(A Nevada Corporation)

1936 59th Terrace East

Bradenton, Florida 34203

1-800-255-2511

www.maxatvs.com

Offering Total: $2,500,000

Up to a Maximum of 250,000,000 Common Shares

Offering Price: $0.01 per share

The offering is being made at a fixed price of $0.01 per share. The maximum number of shares offered is 250,000,000, assuming the sale of all shares offered at $0.01 per share.

	Price to Public	Underwriting Discounts and Commissions	Proceeds to Issuer	Proceeds to Other Persons
Per Share	$0.01	$0	$0.01	$0
Total Maximum	$2,500,000	$0	$2,500,000	$0

Additional Offering Terms:

Termination Date. The offering will terminate on the earlier of (i) twelve (12) months from the date of qualification of the Offering Statement by the Securities and Exchange Commission, (ii) the date on which the maximum offering amount has been sold, or (iii) the date on which the offering is terminated by the Company in its sole discretion.

Minimum Offering Amount. Minimum offering amount is $2,500 per investment. Subscriptions will be accepted on a rolling basis at the Company's discretion.

Escrow Arrangements. No escrow account or impound arrangement will be used. Subscription proceeds accepted by the Company will be released to and available for use by the Company immediately upon acceptance.

Risk Factors. See "Risk Factors" beginning on page 2 of this Offering Circular for a discussion of certain material risks that should be considered before investing in the securities offered hereby.

Approximate Date of Commencement. The offering will commence as soon as practicable after qualification of the Offering Statement by the Securities and Exchange Commission.

i

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This offering circular contains forward-looking statements within the meaning of the federal securities laws. All statements in this offering circular other than statements of historical fact are forward-looking statements. These forward-looking statements are often identified by words such as “may,” “will,” “should,” “aim,” “expect,” “anticipate,” “believe,” “estimate,” “intend,” “plan,” “project,” “could,” “would,” “continue,” or similar expressions, and variations or negatives of these words.

Forward-looking statements in this offering circular are based on our current expectations, estimates, assumptions, and projections about our business, the industry in which we operate, and general economic and market conditions. These statements are not guarantees of future performance and involve known and unknown risks, uncertainties, and other important factors that may cause our actual results, performance, or achievements to differ materially from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, those described under “Risk Factors” and elsewhere in this offering circular.

You should not place undue reliance on any forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances after the date of this offering circular or to reflect the occurrence of unanticipated events, except as required by applicable law.

In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this offering circular may not occur, and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

SUMMARY

Recreatives Industries, Inc. (RECX or the Company) is offering up to 250,000,000 shares of our common stock, par value $0.0001 per share, at a price of $0.01 per share, for maximum gross proceeds of $2,500,000. The minimum investment is $2,500. The offering will commence upon qualification of the Offering Statement by the Securities and Exchange Commission and will terminate on the earlier of (i) twelve (12) months from the date of qualification, (ii) the date on which the maximum offering amount has been sold, or (iii) the date on which the offering is terminated by the Company in its sole discretion. We intend to use the net proceeds from this offering for the purposes described under “Use of Proceeds.” As of March 31, 2026, the Company had 249,689,097 shares of common stock issued and outstanding. As of July 2, 2026 (the most recent practicable date prior to this filing), the Company had 287,073,157 shares of common stock issued and outstanding, reflecting the issuance of an additional 37,384,060 shares between April 1, 2026 and July 2, 2026 upon the conversion of outstanding convertible notes. After giving effect to the sale of the maximum aggregate offering amount, we would have approximately 537,073,157 shares of common stock outstanding, at the offering price of $0.01 per share.

THE OFFERING

Offering Terms
Securities Offered	Up to 250,000,000 shares of common stock, par value $0.0001 per share, at a price of $0.01 per share.
Offering Price	At the price of $0.01 per share.
Maximum Offering Amount	$2,500,000
Minimum Investment	$2,500
Offering Period	The offering will commence upon qualification of the Offering Statement by the Securities and Exchange Commission and will terminate on the earlier of (i) twelve (12) months from the date of such qualification, (ii) the date on which the maximum offering amount has been sold, or (iii) the date on which the offering is terminated by the Company in its sole discretion.
Use of Proceeds	See "Use of Proceeds" section
Outstanding Shares Before Offering	249,689,097 shares of common stock as of March 31, 2026 (287,073,157 shares as of July 2, 2026).
Outstanding Shares After Offering	Approximately 537,073,157 shares, assuming the sale of the maximum aggregate offering amount of $2,500,000 at an offering price of $0.01 per share.

Voting Control. Our founder, Chief Executive Officer, and Chairman, Andrew Lapp, beneficially owns 72,916,682 shares of our common stock and all 100,000 outstanding shares of our Series A Preferred Stock, each of which is entitled to 3,000 votes per share pursuant to our Articles of Incorporation. Based on 287,073,157 shares of common stock and 100,000 shares of Series A Preferred Stock outstanding as of July 2, 2026, Mr. Lapp currently controls 372,916,682 votes out of 587,073,157 total votes outstanding, or approximately 63.55% of the total voting power of the Company. Assuming the sale of all 250,000,000 shares of common stock offered hereby, and assuming Mr. Lapp does not purchase any shares in this offering, Mr. Lapp would continue to hold 372,916,682 votes out of 837,073,157 total votes outstanding, or approximately 44.55% of the total voting power of the Company immediately after the offering. Mr. Lapp will therefore continue to have significant influence over, and in most circumstances the ability to determine the outcome of, all matters submitted to a vote of our stockholders, including the election of directors, amendments to our Articles of Incorporation, and any merger, sale of assets, or other change of control transaction. Investors in this offering will have a limited ability to influence corporate decisions. See "Risk Factors — Risks Related to Our Capital Structure and This Offering.

 RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the following risk factors, together with all other information in this Offering Circular, before making a decision to invest in our securities.

Risks Related to Our Business and Industry

Key person dependence

Our business is highly dependent on a limited number of key individuals, particularly Andrew Lapp, who serves as our primary officer, strategic leader, and principal driver of our MAX ATV business, and on the contributions of Matthew Baar and a small number of other key personnel. We have a limited management bench and no formal succession plan; if Mr. Lapp, Mr. Baar, or any other key member of management becomes unable or unwilling to continue in their current role, we could experience significant operational disruption, delays in executing our business plan, loss of key relationships, difficulty raising capital, and reduced market confidence, any of which could materially and adversely affect our business and the value of our common stock.

Cybersecurity and data protection risks

We rely on information technology systems, interconnected operational technology, third-party vendors, and cloud-based services for design, manufacturing, inventory management, financial reporting, and communications with customers, dealers, and suppliers. These systems may be vulnerable to cyberattacks, ransomware, phishing, supply-chain attacks, human error, and other security incidents that could disrupt production, compromise sensitive data, expose us to regulatory investigations or litigation, increase costs, and damage our reputation. Our cybersecurity resources, monitoring, and incident-response capabilities are limited relative to larger manufacturers, and a significant cyber incident could materially disrupt our operations and financial condition.

Risks related to international expansion and military or government contracts

As part of our growth strategy, we may seek to expand sales of MAX vehicles into Canada and other foreign markets and may pursue opportunities to sell to military, defense, or other governmental customers. International and government-related business can subject us to additional risks, including complex export and import controls, sanctions and trade compliance requirements, government procurement rules, changing defense priorities and budgets, foreign currency fluctuations, differing product standards and certification regimes, longer sales and payment cycles, political and regulatory uncertainty, and heightened reputational and compliance scrutiny. We may incur significant costs to adapt our products and operations to meet foreign or military specifications, and there is no assurance that we will be able to obtain, renew, or profitably perform any such contracts.

Intellectual property risks

Our competitive position depends in part on our MAX brand, trademarks, proprietary designs, manufacturing processes, software, and other trade secrets and know-how related to amphibious ATVs, some of which may not be protected by formal registrations or patents. We may be unable to prevent third parties from copying or reverse-engineering aspects of our products, misappropriating our trade secrets, or using confusingly similar marks, especially in foreign jurisdictions where enforcement may be more difficult. In addition, we could face claims that our products or branding infringe the intellectual property rights of others; any such claims, whether or not successful, could be costly to defend, could require us to redesign products, rebrand, obtain licenses on unfavorable terms, or stop selling certain products, and could materially adversely affect our business.

Risks of promotional stock activity or market manipulation

Microcap securities quoted on the OTC Pink market are especially vulnerable to promotional campaigns, stock touting, social-media driven trading, and other forms of market manipulation that can cause temporary spikes in trading volume and share price followed by sharp declines. Although we do not authorize or control any third-party promotions and intend to discourage manipulative or deceptive activity, we cannot prevent third parties from conducting promotional campaigns involving our stock. Any actual or perceived association with “pump-and-dump” schemes, misleading promotional materials, or other abusive trading practices could lead to extreme volatility in our stock price, regulatory or law-enforcement scrutiny, reputational damage, and significant losses for investors.

Our Chief Executive Officer holds a majority of our voting power and will continue to control the Company after this offering.

Our founder, Chief Executive Officer, and Chairman, Andrew Lapp, beneficially owns approximately 72,916,682 shares of our common stock and all 100,000 issued and outstanding shares of our Series A Preferred Stock. Under our Articles of Incorporation, each share of Series A Preferred Stock is entitled to 3,000 votes per share on all matters submitted to a vote of stockholders, voting together with the common stock as a single class.

As a result, based on 287,073,157 shares of common stock and 100,000 shares of Series A Preferred Stock outstanding as of July 2, 2026, Mr. Lapp presently controls 372,916,682 votes out of a total of 587,073,157 votes outstanding, or approximately 63.55% of the total voting power of the Company. Assuming the sale of all 250,000,000 shares of common stock offered hereby, and assuming Mr. Lapp does not purchase any shares in this offering, Mr. Lapp would continue to hold 372,916,682 votes out of a total of 837,073,157 votes outstanding, or approximately 44.55% of the total voting power of the Company immediately after the completion of this offering.

Because Mr. Lapp will continue to hold a substantial plurality — and, with respect to many matters requiring a simple majority of votes cast, effective control — of our voting power both before and after this offering, he will be able to significantly influence, and in most circumstances determine the outcome of, all matters submitted to our stockholders for approval, including the election and removal of directors, amendments to our Articles of Incorporation and Bylaws, the approval of significant corporate transactions such as a merger, consolidation, sale of substantially all of our assets, or other change of control, and the payment of dividends. This concentration of voting power may: delay, deter, or prevent a change of control of the Company that other stockholders may consider favorable; discourage potential acquirers from making tender offers or otherwise attempting to obtain control of the Company, which could adversely affect the market price of our common stock; limit the ability of other stockholders, including investors in this offering, to influence corporate decisions; and result in the Company taking actions that other stockholders, including investors in this offering, do not view as beneficial. Investors in this offering will therefore have limited ability to influence corporate matters for the foreseeable future, and the interests of Mr. Lapp may not always be aligned with the interests of our other stockholders, including purchasers of shares in this offering.

Tax risks and potential IRS challenges to valuation or transactions

We may engage in equity financings, stock-based compensation, debt restructurings, related-party transactions, and other arrangements that involve complex tax considerations and valuations. The Internal Revenue Service or state tax authorities could challenge our determinations of fair market value for equity awards or securities, the timing or deductibility of certain expenses, the characterization of particular instruments as debt or equity, the treatment of net operating losses, or other aspects of our tax positions. Any such challenge could result in additional tax liabilities, penalties, and interest, could adversely affect our cash flows, could create adverse tax consequences for our investors, and might require us to revise or restate prior financial information.

Risks related to marketing engagements and equity compensation to service providers

We expect to use equity-based compensation to attract and retain employees, consultants, and service providers and may engage third-party marketing, investor-relations, or advisory firms that receive stock, options, or other securities as part of their compensation. Grants of equity to service providers and promoters can create incentives to focus on short-term increases in our stock price rather than long-term value creation, contribute to perceptions of stock promotion or market manipulation, and result in dilution to existing shareholders if large blocks of shares become freely tradable and are sold into the market. If we do not properly structure, disclose, register or qualify, and account for these arrangements, we could face regulatory scrutiny, enforcement actions, stock exchange or OTC Markets concerns, or investor confusion regarding our true compensation costs and capital structure.

We have a history of losses and negative stockholders’ equity.

As of March 31, 2026, the Company had an accumulated deficit of approximately $2.7 million and negative stockholders’ equity. We generated a net loss of approximately $336,000 for the three months ended March 31, 2026, which includes a one-time inventory adjustment of approximately $122,000. Excluding this non-recurring adjustment, the Company’s net loss would have been approximately $214,000. Our ability to achieve profitability depends on successful execution of our growth plan and market acceptance of our products. There is no assurance we will achieve or maintain profitability.

We have substantial indebtedness and limited working capital.

As of March 31, 2026, we had total liabilities of approximately $1.8 million, including accounts payable of $478,000, accrued compensation of $222,000, loans payable of $480,000, and short-term notes payable of $366,000. Our current assets of approximately $510,000 may not be sufficient to satisfy current liabilities, and we will require additional capital to fund operations and growth.

Convertible Notes and Indebtedness

As of March 31, 2026, the Company had five outstanding convertible notes originally issued between January 2023 and January 2024 with aggregate original principal amounts of approximately $194,079, excluding accrued interest. The notes bear stated interest rates ranging from 8% to 18% per annum.

The Company’s outstanding convertible notes are generally convertible into common stock at the option of the holder in accordance with the terms of each note, upon delivery of a conversion notice or other written notice as provided in the applicable note, at the fixed conversion prices or formulas described below. Certain notes also provide for conversion upon specified financing or change-of-control events.

January 24, 2023 Notes. The Company issued two convertible promissory notes on January 24, 2023, each in the original principal amount of $18,500. Each note bears interest at 8% per annum and matured on January 24, 2024. Beginning 180 days after issuance, each note became convertible, in whole or in part, at the option of the holder upon delivery of a notice of conversion to the Company. The conversion price is equal to the lower of (i) 61% of the average of the two lowest trading prices of the Company’s common stock during the 12 trading days ending on the latest complete trading day prior to the conversion date or (ii) $0.0001 per share. Each note contains a non-waivable beneficial ownership limitation that prevents the holder from converting the note to the extent the conversion would cause the holder and its affiliates to beneficially own more than 9.99% of the Company’s outstanding common stock immediately following the conversion. As of March 31, 2026, 135,500,000 shares of common stock had been issued upon conversions of portions of one of the notes, while no shares had been issued upon conversion of the other note.

November 11, 2023 Note. The Company issued a convertible promissory note on November 11, 2023, in the original principal amount of $100,000. The note bears interest at 18% per annum and matured on November 11, 2024. The note is convertible into shares of the Company’s common stock at a conversion price of $0.06 per share in accordance with its terms. Total repayment under the note, including accrued interest, is capped at $150,000. As of March 31, 2026, no amounts had been converted under the note.

December 29, 2023 Note. The Company issued a convertible loan on December 29, 2023, in the original principal amount of $45,078.96. The loan bears interest at 10% per annum, calculated and compounded monthly, and matures on December 29, 2026, subject to an extension of up to 24 months if agreed to in writing by the Company and the holder. The agreement permits the holder, at any time prior to maturity, to elect to convert the indebtedness by providing written notice to the Company. The agreement contains a stated conversion price of $0.0001 per share and additional conversion provisions applicable upon specified financing and change-of-control events. The agreement also provides for conversion in connection with certain financings of at least $500,000 and certain change-of-control transactions unless the holder timely elects not to convert. As of March 31, 2026, 12,000,000 shares of common stock had been issued upon conversion of $1,200 of principal under the note.

January 8, 2024 Note. The Company issued a convertible loan on January 8, 2024, in the original principal amount of $12,000. The loan bears interest at 10% per annum, calculated and compounded monthly, and matures on January 8, 2027, subject to an extension of up to 24 months if agreed to in writing by the Company and the holder. The agreement permits the holder, at any time prior to maturity, to elect to convert the indebtedness by providing written notice to the Company. The agreement contains a stated conversion price of $0.0001 per share and additional conversion provisions applicable upon specified financing and change-of-control events. The agreement also provides for conversion in connection with certain financings of at least $500,000 and certain change-of-control transactions unless the holder timely elects not to convert. As of March 31, 2026, no amounts had been converted under the note.

The two January 24, 2023 notes and the December 29, 2023 and January 8, 2024 convertible loans were acquired by ALGM Holdings LLC. Thereafter, ALGM Holdings LLC sold or assigned portions of certain notes to third-party investors, and portions of the indebtedness under certain notes were converted into shares of the Company’s common stock. Such sales or assignments did not constitute the issuance of new notes by the Company. The conversion information described above reflects conversions completed through March 31, 2026.

As of March 31, 2026, conversions had occurred only under one of the January 24, 2023 notes and the December 29, 2023 note. No conversions had occurred under the other January 24, 2023 note, the November 11, 2023 note, or the January 8, 2024 note.

None of the Company’s outstanding convertible notes include warrants or other derivative securities. The January 24, 2023 notes contain the 9.99% beneficial ownership limitation described above, and the November 11, 2023 note contains the $150,000 aggregate repayment cap described above.

None of the Company’s outstanding convertible notes include warrants or other derivative securities. All conversion features are based on fixed conversion prices.

The holders of the Company’s convertible notes include existing investors and strategic financing partners who have previously provided capital to support the Company’s operations. The Company believes these relationships align noteholders with the long-term success of the business. The Company is currently in discussions with certain noteholders regarding the potential repayment, restructuring, or settlement of outstanding balances, subject to the availability of capital and future financing activities.

In addition to the convertible notes described above, a majority of the Company’s loans payable are owed to ALGM Holdings LLC (“ALGM”), a non-affiliated financing partner that has provided capital to support the Company’s operations and capital expenditures. While certain of these obligations may not have fixed repayment schedules, the Company expects that repayment will be dependent on its financial performance, available cash flow, and future financing activities. There can be no assurance that the Company will be able to repay such obligations on favorable terms or at all.

The conversion of these notes into shares of common stock could result in significant dilution to existing stockholders, particularly for those notes with conversion prices significantly below the current market price of the Company’s common stock. However, the Company may elect to repay, restructure, or otherwise settle these obligations in cash or equity, which could reduce or eliminate potential dilution, although no assurances can be provided that such outcomes will occur.

We face going concern risks.

The Company's financial condition raises substantial doubt about our ability to continue as a going concern. Our continued existence depends on our ability to raise capital through this offering, generate sufficient revenue from operations, and manage our debt obligations. If we are unable to do so, we may be forced to curtail or cease operations.

We operate in a highly competitive industry.

The off-road vehicle (ORV) market is dominated by well-established competitors with significantly greater financial resources, brand recognition, manufacturing capacity, and distribution networks, including Polaris Inc., BRP (Can-Am), Honda, Yamaha, Kawasaki, Arctic Cat, John Deere, Kubota, and CF Moto. In the amphibious ATV segment specifically, our primary direct competitor is Argo, a Canadian manufacturer with an established dealer network and decades of market presence. We may not be able to compete effectively against these competitors.

Our success depends on market acceptance of amphibious ATVs.

Amphibious six-wheel-drive (6x6) all-terrain vehicles represent a niche market segment estimated at less than 5,000 units sold annually in North America, or approximately 0.5% of the overall ORV market of over 2,500,000 units per year. Our business plan depends on increasing awareness and adoption of amphibious ATVs beyond this niche, which may not occur.

We have limited operating history under current management.

Management acquired the MAX brand and assets in November 2021 and relaunched limited production in June 2024. We produced approximately 40 units in 2025 and have limited track record demonstrating our ability to scale manufacturing, establish a dealer network, and achieve target sales volumes of 136 units (2026), 340 units (2027), 800 units (2028), and 1,300 units (2029).

We depend on third-party suppliers and outsourced manufacturing.

We rely on outsourced production for substantially all vehicle components and subassemblies. Approximately 95% of our supply chain has been replaced with new vendors since acquiring the MAX brand. Any disruption in our supply chain—due to supplier financial difficulties, quality issues, delivery delays, or price increases—could materially harm our business. We do not have long-term supply agreements with most vendors.

We plan significant capital investments in fabrication equipment.

Our business plan includes approximately $253,000 of capital investment in fiber laser cutting systems, press brake equipment, CNC machining, powder coating, and tooling to bring component fabrication in-house. These investments carry execution risk, require skilled labor, and may not achieve anticipated cost savings or production efficiencies.

Our products are subject to warranty claims and product liability.

Off-road vehicles present inherent safety risks. Despite quality control efforts, our vehicles may contain defects, and operators may be injured in accidents. We provide product warranties and face potential product liability claims that could result in significant costs, reputational damage, and harm to our business. Our insurance coverage may be insufficient to cover all claims.

Risks Related to Our Growth Strategy

We have limited marketing and sales infrastructure.

Our growth plan assumes marketing expenditure of approximately $1,250 per vehicle sold, focusing on digital advertising, social media influencers, print publications, trade shows, and dealer support. We have limited experience executing marketing at this scale and no assurance these efforts will generate projected lead volumes or conversion rates.

We are dependent on establishing a dealer network.

Historically, the MAX brand operated with over 200 active dealers in North America. We are in the process of rebuilding this dealer network and have not yet signed significant dealer agreements. Our dual distribution model (factory-direct and dealer) requires managing channel conflict, establishing protected territories, maintaining dealer margins, and supporting dealer inventory and training. Failure to attract and retain dealers would significantly limit our market reach.

Our planned research and development initiatives may not succeed.

We plan to invest in development of (i) eight-wheel (8x8) vehicles, (ii) electric vehicle (EV) drivetrains, and (iii) hybrid electric models. These initiatives require significant capital investment, engineering expertise, regulatory approvals, and market acceptance. We have formed a strategic partnership with U.K.-based Agile Vehicle Technologies Limited (AVT) for EV development, but there is no assurance this partnership will produce commercially viable products, achieve performance targets, or gain market acceptance.

We may pursue acquisitions that could strain our resources.

Management's long-term plan includes potential acquisitions of complementary businesses, including a referenced "60-year-old brand of all-wheel drive off-road motorcycles." We have limited experience integrating acquisitions, and any acquisition could divert management attention, strain financial resources, fail to achieve anticipated synergies, or result in unforeseen liabilities.

Risks Related to Regulatory and Legal Matters

We are involved in active litigation.

Legal proceeding

Recreatives Industries, Inc. is a defendant in an action pending in the Circuit Court of the Twelfth Judicial Circuit in and for Manatee County, Florida, Case No. 2025-CA-000287, brought by Kurt E. Neubauer Jr., a former CEO of a predecessor entity, who seeks enforcement of a foreign judgment domesticated from a Texas court. The domesticated judgment arises from a 2018 Texas default judgment he surreptitiously obtained without any person then associated with the Company ever being noticed as to the suit, and the Company has moved to vacate the domesticated judgment in Florida on the grounds that service of process in the underlying Texas action was defective and that the judgment was procured through fraud on the court, depriving the Texas court of jurisdiction.

Our vehicles must comply with federal and state safety regulations.

Off-road vehicles are subject to federal regulations administered by the Consumer Product Safety Commission (CPSC), National Highway Traffic Safety Administration (NHTSA), and Environmental Protection Agency (EPA), as well as state-level safety and emissions standards. Changes in regulations or failure to maintain compliance could require costly product modifications, limit our ability to sell in certain markets, or result in recalls and penalties.

Environmental regulations may increase our costs.

Manufacturing operations are subject to federal, state, and local environmental laws governing air emissions, water discharge, hazardous materials handling, and waste disposal. Our planned in-house fabrication and powder coating operations may trigger additional permitting requirements and compliance costs. Violation of environmental laws could result in fines, remediation costs, and reputational harm.

Risks Related to Our Capital Structure and This Offering

Management has significant voting control.

Andrew Lapp, our CEO and President, beneficially owns 100,000 shares of Series A Preferred Stock and approximately 72.9 million shares of common stock. Each share of Series A Preferred Stock carries voting rights equal to three thousand common shares outstanding plus cumulative voting rights of all preferred shares, divided by the number of Series A Preferred shares outstanding. This super-voting structure gives Mr. Lapp beneficial ownership of approximately 25.4% of our outstanding common stock and all of our outstanding Series A Preferred Stock, which carries 3,000 votes per share. Based on the combined voting power of his common and preferred holdings, Mr. Lapp currently controls approximately 63.6% of the total voting power and would control approximately 44.6% of the total voting power after the sale of all 250,000,000 shares offered hereby, assuming he does not purchase any shares in this offering. Thus he has effective control over all matters requiring stockholder approval, including election of directors, amendments to articles of incorporation, mergers, and asset sales. Public stockholders will have limited ability to influence corporate governance.

This offering will significantly dilute existing stockholders.

This offering will significantly dilute existing stockholders. Depending on the final offering price, we may issue from 50,000,000 shares to 250,000,000 shares of common stock in order to raise the maximum aggregate offering amount of $2,500,000. As a result, the number of shares of our common stock outstanding after the offering would increase from 249,689,097 shares as of March 31, 2026 to between 299,689,097 shares and 499,689,097 shares, assuming no other issuances. The amount of dilution experienced by investors and existing stockholders will depend on the final offering price and the number of shares sold in the offering. (Though this is mitigated by conversion price floors and anti-dilution protections).

Our stock price is volatile and thinly traded.

Our common stock trades on the OTC Pink market with limited liquidity and high volatility.

Our common stock is quoted on the OTC Pink market, which is characterized by limited liquidity, wide bid-ask spreads, and significant price volatility. As a result, investors may have difficulty buying or selling shares at quoted prices or within a reasonable period of time, and small trades can cause disproportionately large price movements.

Over the most recent 12-month period reported, our stock traded in a wide 52-week range between approximately $0.0980 and $0.0028 per share and experienced an approximate 52-week price change of -68.66%, compared to a positive 12.81% 52-week change for the S&P 500 Index. Our shares also exhibit a reported 5-year monthly beta of approximately -2.23, indicating that the price of our common stock has historically been highly volatile and may move sharply and unpredictably relative to broader market indices.

Trading volume in our common stock is relatively low, with an average daily trading volume of approximately 2.12 million shares over the prior three-month period and approximately 872,270 shares over the prior ten-day period, which may not be sufficient to support large transactions without materially impacting the market price. As of the most recent data reported, we had approximately 198.19 million shares outstanding and an estimated public float of approximately 11.67 million shares, and no reported institutional or insider ownership, which further constrains available liquidity and may contribute to volatility.

Future capital raises may further dilute stockholders.

Even with proceeds from this offering, we will likely require additional capital to fund operations, execute our growth plan, and pursue potential acquisitions. Management's plan contemplates a subsequent capital raise of $1.25 million in 2027 for R&D initiatives, and potentially $7 million for property acquisition, factory expansion, and strategic acquisitions. Future equity financings will dilute existing stockholders, and future debt financings may impose restrictive covenants or priority payment obligations.

We do not intend to pay dividends.

We have never declared or paid cash dividends on our common stock and do not anticipate paying dividends in the foreseeable future. We intend to retain all earnings to finance operations and growth. Investors seeking dividend income should not purchase our securities.

There are restrictions on resale of securities purchased in this offering.

There are restrictions on resale of securities purchased in this offering. Although securities issued in a Regulation A Tier 1 offering are not considered “restricted securities” under Securities Act Rule 144 and, therefore, are generally freely transferable by persons who are not affiliates of the issuer, any resale of such securities remains subject to applicable federal and state securities laws, including state “blue sky” registration or exemption requirements in the jurisdictions where resales occur. In this Tier 1 Regulation A offering by Recreatives Industries, Inc. (RECX), the shares of common stock being offered will, upon issuance, be eligible for resale as freely tradable securities to the extent that: (i) the offering statement has been qualified by the Securities and Exchange Commission, and (ii) the offering has been registered or qualified, or an applicable exemption is available, under the securities (blue sky) laws of the individual states in which the shares are offered and sold.

However, while we do not expect to impose any contractual lock-up or issuer-imposed transfer restrictions on the shares sold in this offering, investors may, in practice, experience limitations on their ability to resell their shares due to the need to comply with state law registration or exemption requirements, the absence of an active trading market, and the OTC Pink market’s limited liquidity, which may make it difficult to locate buyers or to sell shares without materially affecting the market price. Affiliates of the Company (including our directors, executive officers, and significant shareholders) will remain subject to applicable limitations on resales under the federal securities laws, including volume and manner-of-sale limitations and other conditions that may apply to “control” securities, but such limitations arise from their status as affiliates and not from the Tier 1 Regulation A exemption itself.

Our subscription agreement contains an exclusive forum provision and a jury trial waiver provision that may limit an investor’s ability to bring claims.

Our subscription agreement provides that, to the fullest extent permitted by law, the state courts of the Twelfth Judicial Circuit in and for Manatee County, Florida will be the exclusive forum for certain types of claims, including (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of fiduciary duty owed by any of our directors, officers, or other employees, (iii) any action arising under the Nevada Revised Statutes, our articles of incorporation, or our bylaws, and (iv) any action asserting a claim governed by the internal affairs doctrine. The subscription agreement also includes a waiver of the right to a trial by jury in any action or proceeding arising out of or relating to the subscription agreement or the offering of our securities, to the fullest extent permitted by applicable law.

These exclusive forum and jury trial waiver provisions may limit an investor’s ability to bring a claim in a judicial forum that the investor finds favorable, may require investors to incur additional costs to bring a claim, and may discourage the filing of claims altogether. There is uncertainty as to whether courts will enforce these provisions in all circumstances, including with respect to claims arising under the federal securities laws.

The exclusive forum and jury trial waiver provisions in the subscription agreement apply to claims arising under the federal securities laws as well as other claims to the extent permitted by law; however, investors will not be deemed to have waived the Company’s compliance with the federal securities laws and the rules and regulations thereunder.

Risks Related to Uplisting Plans

We may not achieve our goal of uplisting to a national exchange.

Management intends to pursue uplisting from OTC Pink to OTCQB, then OTCQX, and ultimately to a national exchange such as Nasdaq Capital Market or NYSE American. This multi-year process requires (i) completion of PCAOB audits for multiple years, (ii) establishment of independent board governance, (iii) potentially a reverse stock split to meet minimum bid price requirements (typically $4.00 for Nasdaq), (iv) meeting minimum market capitalization and public float requirements, and (v) an underwritten public offering to establish market value of unrestricted publicly held shares (MVUPHS). There is no assurance we will meet these requirements or successfully uplist.

Uplisting will significantly increase our costs.

Uplisting our common stock from the OTC Pink market to a national securities exchange such as the Nasdaq Capital Market would significantly increase our ongoing costs and require us to achieve and maintain full SEC reporting and PCAOB-audited financial statements, which we do not currently have. We expect that we would need to incur substantial one-time and recurring expenses, including PCAOB-compliant audits of our financial statements (which for smaller OTC-quoted companies typically range from approximately $45,000 to $250,000+ per year, and could be higher given our current unaudited status and any required catch-up audits), additional internal accounting and finance personnel, and expanded internal controls over financial reporting. We would also expect to incur significant legal and regulatory compliance costs (which for a small uplisting company can reasonably be expected to reach several hundred thousand dollars when including exchange listing counsel, SEC and exchange filings, and blue sky matters), higher D&O insurance premiums associated with exchange-listed status, and underwriter or placement agent discounts and commissions that customarily range around 7–8% of the gross proceeds of a firm-commitment underwritten offering, if any. In addition, Nasdaq charges both initial listing fees and ongoing annual “all-inclusive” listing fees, with current annual fees for smaller equity issuers generally in the range of approximately $53,000 to $86,000 depending on shares outstanding, plus separate initial listing and application fees that can be in the tens of thousands of dollars. These incremental costs would place a substantial strain on our limited financial and management resources, and there can be no assurance that any attempt to uplist would be successful or that, even if successful, the benefits of an exchange listing would outweigh the significant ongoing costs.

DILUTION

The following table illustrates dilution to new investors assuming the sale of 25%, 50%, 75% and 100% of the maximum aggregate offering amount in this offering. Because this offering is being made at a fixed price of $0.01 per share, the table below reflects that fixed offering price.

	25%	50%	75%	100%
Shares sold in this offering	62,500,000	125,000,000	187,500,000	250,000,000
Public offering price per share	$0.01	$0.01	$0.01	$0.01
Gross offering proceeds	$625,000	$1,250,000	$1,875,000	$2,500,000
Shares outstanding at March 31, 2026	249,689,097	249,689,097	249,689,097	249,689,097
Net tangible book value as of March 31, 2026	$(942,435)	$(942,435)	$(942,435)	$(942,435)
Net tangible book value per share as of March 31, 2026	$(0.00377)	$(0.00377)	$(0.00377)	$(0.00377)
Net offering proceeds	$620,000	$1,240,000	$1,860,000	$2,480,000
As adjusted net tangible book value after this offering	$(322,435)	$297,565	$917,565	$1,537,565
Shares outstanding after this offering	312,189,097	374,689,097	437,189,097	537,073,157
As adjusted net tangible book value per share after this offering	$(0.00103)	$0.00079	$0.00210	$0.00308
Dilution per share to new investors	$0.01103	$0.00921	$0.00790	$0.00692
Increase in net tangible book value per share attributable to new investors	$0.00274	$0.00457	$0.00587	$0.00685

(1) Based on a net tangible book value (deficit) of $(942,435) as of March 31, 2026 and 249,689,097 shares of common stock outstanding as of that date.

DISTRIBUTION

Offering Method: Best efforts offering by Company by communications to existing shareholders and as allowed through social media, and direct mailers, and through company owned online platform.

Underwriting/Placement Agent: There is no underwriter or a placement agent.

Commissions and Fees: There are no agreements for finders fees or commissions.

No Escrow: The Company has a separate account at an FDIC dedicated account for the receipt of the subscription amounts, to be overseen by outside counsel.

Closings: Rolling Basis: Subscriptions may be accepted by the Company on a rolling basis. The Company expects to conduct an initial closing after qualification of the offering statement and acceptance of investor subscriptions. Thereafter, the Company may conduct one or more subsequent closings from time to time until the earlier of (i) the sale of all 250,000,000 shares offered hereby, (ii) the termination of the offering period, or (iii) earlier termination of the offering by the Company in its sole discretion. Investor funds will be released to the Company and shares will be issued only upon the Company’s acceptance of subscriptions at a closing. Subscriptions not accepted will be returned in accordance with the subscription agreement.

Subscription Process: Investors will be allowed to review the offering materials ona dedicated web site, that is secured by password, where the offering materials and subscription agreement may be downloaded, reviewed and executed and returned via electronic of physical mail delivery to the Company. The investors will be directed to make investment deposits to the designated account by wire/ACH/check payment, with a minimum investment amounts of $2,500.00, after satisfying suitability requirements.

Sales Timeline: It is expected from the time of subscription to acceptance to be 3-5 days for review and approval.

Market Making and Stabilization: There are no such agreements or processes in place.

Regulation A Selling Restrictions: Regulation A Selling Restrictions. This offering is being conducted as a Tier 1 offering under Regulation A, and the securities being offered are “covered securities” under federal law. As a result, the offering is subject to separate state blue sky registration or qualification requirements, although certain states may require issuer or intermediary notice filings, consent-to-service filings, or fees in connection with offers or sales in those states. Secondary trading of our common stock on the OTC markets may still be subject to state securities law requirements applicable to broker-dealers and to resales by affiliates, including compliance with Rule 144 and any applicable notice or filing requirements under state law.

Ongoing Reporting Tier. This is a Tier 1 Regulation A offering. As a Tier 1 issuer, we will be subject to the ongoing reporting obligations set forth in Rule 257 of Regulation A, including the requirement to file with the SEC an exit report on Form 1-Z (unless the offering is fully registered under the Securities Act), together with any other reports required by Rule 257, all of which will be filed electronically on EDGAR and made available to investors. These reporting obligations will continue only for so long as we are required to comply with Regulation A’s limited ongoing reporting regime for Tier 1 offerings and will cease once we are permitted to and do properly terminate or suspend such reporting in accordance with Rule 257.

USE OF PROCEEDS

Gross Proceeds (Maximum Offering): $2,500,000: The maximum aggregate gross proceeds of this offering are $2,500,000. Because this offering is being made at a fixed price of $0.01 per share, the maximum number of shares that may be sold to generate such proceeds is 250,000,000.

Estimated Offering Expenses: Approximately $20,000 (including legal, accounting, filing fees, printing, and marketing materials)

Net Proceeds to Company: $2,480,000

The Company intends to use net proceeds to scale production, strengthen its balance sheet, expand market presence, and support general corporate purposes. Management retains discretion to reallocate proceeds among the categories below based on operational needs, production demands, and market conditions.

Allocation of Net Proceeds

Category	Amount	% of Total
Operating Capital Runway	$357,120	14.4%
Payables & Debt Retirement	$496,000	20.0%
Production Inventory	$471,200	19.0%
Fabricating Equipment & Tooling	$252,960	10.2%
Marketing & Demand Generation	$173,600	7.0%
Accounting, Legal & Compliance	$114,080	4.6%
Headcount Expansion	$183,520	7.4%
General Working Capital	$431,520	17.4%
TOTAL	$2,480,000	100.0%

Detailed Use of Proceeds by Category

1. Operating Capital Runway (approx. $357,000)

Supports approximately eight months of baseline operating expenses, including rent, utilities, insurance, and essential personnel. Operating expenses are expected to increase as production and marketing scale. Working capital may supplement operating needs as required.

2. Payables & Debt Retirement (approx. $496,000)

•	Reduction of accounts payable and trade liabilities to suppliers

•	Strengthening supplier relationships and payment terms

•	Settlement or restructuring of convertible notes and other obligations

•	Intended to reduce dilution risk from debt conversion and improve balance sheet

The Company intends to use approximately $496,000 of the net proceeds from this offering to reduce outstanding liabilities, improve its balance sheet, and mitigate potential dilution associated with convertible debt instruments. Management believes that reducing these obligations will enhance supplier relationships, improve working capital flexibility, and position the Company for scalable growth.

The Company currently anticipates allocating these funds as follows:

•	ALGM Holdings LLC – Loans Payable (approximately $300,000)

The Company intends to repay approximately $300,000 of outstanding loans payable to ALGM Holdings LLC. These obligations are non-convertible, unsecured, and do not carry a stated interest rate or fixed maturity date. ALGM Holdings LLC has been a primary funding source for the Company, providing capital for operations, equipment purchases, and working capital on flexible terms. While there are no formal repayment terms, the Company intends to prioritize repayment of these obligations as part of strengthening its balance sheet.

•	James Baar (individual lender) – Loan Repayment (approximately $60,000)

The Company intends to repay approximately $60,000 owed to James Baar pursuant to a promissory note dated September 6, 2024. The note carries an interest rate of 10% per annum and matures on September 5, 2026, with monthly installment payments beginning September 2025. The note is unsecured and may be prepaid without penalty.

•	Elias and Campbell LLC – Loan Repayment (approximately $100,000)

The Company intends to repay approximately $100,000 of a promissory note issued July 11, 2025 to Elias and Campbell LLC, an entity managed by Gene Deiter. The note bears interest at 9% per annum, requires monthly interest-only payments, and matures on July 10, 2026, at which time the principal balance is due in full. The note is unsecured and may be prepaid without penalty.

•	ALGM Holdings LLC – Convertible Note Retirement (approximately $36,000)

The Company intends to allocate approximately $36,000 to repurchase and retire one outstanding convertible promissory note originally issued on January 24, 2023. The note has a principal amount of $18,500 and accrues interest, and is convertible into shares of the Company’s common stock at a conversion price of $0.0001 per share.

If converted in full, including accrued interest, this note could result in the issuance of over 180,000,000 shares of common stock. Retirement of this note is expected to significantly reduce potential dilution to existing and future stockholders.

The Company may adjust the allocation of proceeds among these uses based on negotiations with creditors, timing of cash flows, and operational priorities. In certain cases, the Company may seek to restructure or settle obligations on terms that are more favorable than full repayment.

Certain of the foregoing obligations are owed to parties that have provided ongoing financial support to the Company and may be considered related parties. These lenders have historically been flexible and supportive of the Company’s growth, including willingness to extend or modify repayment terms as needed. Management believes all such transactions have been conducted on terms reasonable under the circumstances.

These lenders are long-time supporters of the Company and are not institutional or short-term financing providers.

Overall, management believes that reducing these liabilities will strengthen the Company’s financial position, reduce interest expense, and meaningfully decrease the potential for future dilution from convertible instruments.

3. Production Inventory (approx. $472,500)

•	Supports production of MAX 2, MAX 4, and Buffalo Truck models

•	Maintains a rolling 3–6 month inventory position

•	In-house fabrication will reduce reliance on pre-fabricated components

•	Improves capital efficiency and reduces lead times

•	Supplier blanket purchase orders reduce upfront inventory burden

4. Fabricating Equipment & Tooling (approx. $253,000)

•	Fiber laser cutting systems

•	Press brake equipment

•	CNC machining and drilling equipment

•	Powder coating and finishing equipment

•	Tooling, fixtures, and jigs

•	Expected to reduce cost of goods sold (COGS) and improve production efficiency

5. Marketing & Demand Generation (approx. $174,000)

•	Digital advertising (Meta/Facebook, Google, Instagram, TikTok)

•	Trade shows and industry events

•	Influencer partnerships and organic content creation

•	Professional video production (including "Will It or Won't It?" series)

•	Website optimization and SEO

•	Print advertising in outdoor and powersports publications

•	Supports unit sales growth, dealer acquisition, and brand visibility

6. Accounting, Legal & Compliance (approx. $114,000)

•	Accounting and financial reporting

•	Reg A preparation and ongoing SEC compliance

•	Legal services and corporate governance

•	OTCQB uplisting fees and related costs

•	Ongoing reporting and regulatory requirements

7. Headcount Expansion (approx. $184,000)

•	Parts and operations personnel

•	Sales and dealer support roles

•	Administrative and bookkeeping staff

•	Hiring phased based on production and revenue growth

8. General Working Capital (approx. $432,000)

•	Operational flexibility and contingencies

•	Supplement other categories if needed

•	Support near-term growth opportunities

•	Provides liquidity during production ramp

DESCRIPTION OF BUSINESS

Overview

Recreatives Industries, Inc. ("RECX") is the manufacturer of MAX amphibious six-wheel-drive (6x6) all-terrain vehicles, originally manufactured by Recreatives Industries Inc. of Buffalo, NY, from 1970 to 2013. RECX acquired the MAX brand, intellectual property, and production assets in November 2021 and relaunched production in June 2024 and set up manufacturing and assembly at a leased facility in Bradenton, Florida.

The Company manufactures amphibious all-terrain vehicles capable of traversing extreme terrain—mud, swamps, sand, snow, and water—serving recreational users (hunting, fishing, outdoor recreation), utility applications (land management, agriculture, emergency access), and potential commercial/government markets (public safety, rescue, military).

RECX's mission is to offer extraordinary off-road mobility by manufacturing vehicles with unique design features that provide exceptional capability to traverse terrain impassable to conventional ATVs and side-by-side vehicles.

The MAX Product Line

MAX 2: Two-passenger amphibious 6x6 ATV. Retail price: $14,979. The smallest and most agile MAX model, serving as the company's volume production vehicle for 2024-2026. Features skid-steering, amphibious capability, and low ground pressure. Comparable to Argo Frontier 700 (MSRP $15,599).

MAX 4: Four-passenger amphibious 6x6 ATV. Larger capacity model for families and commercial use. Planned relaunch for summer of 2026.

Buffalo Truck: Utility-oriented amphibious 6x6 with dump bed for work applications. Planned relaunch for summer of 2026.

Future Development: Management plans to develop (i) eight-wheel (8x8) models with increased passenger and cargo capacity, (ii) electric vehicle (EV) variants with battery-electric drivetrains, and (iii) hybrid electric models. These initiatives are in early development stages and subject to significant technical, regulatory, and capital requirements.

Competitive Advantages

•	Amphibious Capability: Vehicles float and can traverse water at 3-6 mph, providing safety when crossing wetlands and access to areas inaccessible to conventional ATVs.

•	Skid-Steering Maneuverability: Vehicles steer like tracked equipment (bulldozers), enabling tight turns and superior maneuverability vs. traditional front-wheel steering.

•	Low Ground Pressure: Six powered wheels with large low-pressure tires distribute weight, minimizing environmental impact and enabling travel over soft terrain (mud, snow, sand) where conventional vehicles would bog down.

•	Non-Differential Drive: Continuous power to all wheels provides superior traction vs. differential-based systems used by competitors.

•	Proven Design and Brand Heritage: 57-year brand history (1969–present) with devoted customer base and established reputation for durability and capability.

Industry Overview

The off-road vehicle (ORV) industry comprises approximately 2,500,000 plus units sold annually worldwide, with approximately 76% of sales in North America. The industry is dominated by four-wheel ATVs and side-by-side vehicles (UTVs) from manufacturers including Polaris, BRP/Can-Am, Honda, Yamaha, Kawasaki, Arctic Cat, John Deere, Kubota, and CF Moto.

Amphibious six-wheel and eight-wheel ATVs represent a niche segment estimated at less than 5,000 units annually (less than 0.5% market share), with two primary competitors: MAX (U.S.-based) and Argo (Canadian-based). Historical MAX sales peaked at approximately 1,300 units per year under prior ownership.

The global off-road vehicle (ORV) market is a mature but growing category, estimated at roughly USD 22–25 billion in 2024 and projected to reach approximately USD 30–47 billion by 2030–2034, implying a mid-single to high-single digit CAGR driven by recreation, utility, and military demand. Within this, all-terrain vehicles (ATVs) and utility terrain vehicles (UTVs/side-by-sides) represent a multibillion-dollar global segment, with the dedicated ATV market alone estimated around USD 4.5–6.3 billion in 2024 and expected to grow at roughly 3.9–8.4% annually through 2032–2033. North America remains the dominant region, accounting for a significant share of global ORV sales; U.S. off-road vehicle revenues are estimated at about USD 11.3 billion in 2024, growing to roughly USD 17.7 billion by 2034 at a 4.6% CAGR. Amphibious land-and-water ATVs, typified by six- and eight-wheel platforms from MAX and Argo, constitute a niche but expanding sub-market: recent industry analyses size the global amphibious ATV market at approximately USD 2.9–4.0 billion in 2023–2024, with forecasts to USD 6.5–7.7 billion by 2030–2035 at 8.5–9.5% CAGRs, driven by recreation, commercial, defense, and emergency-response applications. These vehicles appeal to specialized customer segments including outdoor enthusiasts, hunting/fishing users, rural landowners, utility and infrastructure operators, defense and security agencies, and search-and-rescue organizations, who value amphibious capability, low ground pressure, and multi-passenger utility.

Given that amphibious ATVs still represent well under 1% of total ORV unit volumes but address multi-billion-dollar revenue pools, management believes the addressable market for an upgraded MAX line—leveraging expanded dealers, targeted marketing, and differentiation around amphibious performance and maneuverability—could reasonably scale into the low- to mid-thousands of units annually over time, supporting meaningful share capture within this specialized category.

Management believes significant untapped market potential exists through increased marketing, expanded dealer network, and product differentiation highlighting amphibious capability and superior maneuverability.

Sales and Marketing Strategy

The Company employs a dual distribution model:

Factory Direct Sales: Company sells directly to end consumers outside of dealer-protected territories, enabling higher margins on direct sales.

Dealer Network: Company is rebuilding a North American dealer network (historically 200+ dealers). Dealers provide test-drive opportunities, local service, and faster order-to-delivery cycle. Dealers receive protected territories and wholesale pricing that allows reasonable retail margins.

Marketing Budget: $1,250 per vehicle sold, allocated to:

•	Digital advertising (Google, Meta, TikTok, Instagram)

•	Influencer partnerships and user-generated content

•	"Will It or Won't It?" video series showcasing vehicle capability

•	Trade shows and industry events

•	Print advertising (Popular Mechanics, Outdoor Life, American Hunter, Field & Stream)

•	Dealer support materials and co-op advertising

Target Lead Generation: Historical closing ratio of 75–140 inquiries per sale for factory-direct; 25–47 inquiries per sale through dealers (due to test-drive availability).

Manufacturing and Supply Chain

RECX currently operates a hybrid manufacturing model, combining outsourced component production with in-house assembly at its Bradenton, Florida facility. The Company sources substantially all major components and subassemblies from third-party suppliers and performs final vehicle assembly, quality control, and testing internally.

Since acquiring the MAX brand and assets in 2021, the Company has substantially rebuilt its supply chain, replacing approximately 95% of legacy suppliers with new vendors. This transition has enabled improved cost control, supplier alignment, and production flexibility, although it also introduces ongoing supplier management and execution risk.

Assembly Operations

The Company operates from an approximately 8,000 square-foot facility in Bradenton, Florida, which serves as its corporate headquarters, assembly plant, and parts distribution center. Current operations are sized to support early-stage production volumes, with the ability to scale throughput through process improvements, labor additions, and incremental equipment investment.

Management is evaluating future expansion into a larger facility (approximately 30,000 square feet) to support increased production capacity, vertical integration, and long-term growth. Any such expansion would require additional capital and is not dependent on the completion of this offering.

Supply Chain Strategy

The Company utilizes a distributed supplier network for key components, including:

•	Engines and powertrain components
•	Driveline and mechanical systems
•	Formed and fabricated metal components
•	Plastic body components and materials
•	Electrical systems and controls

The Company generally does not maintain long-term supply agreements with most vendors and instead relies on purchase orders and ongoing supplier relationships. While this provides flexibility, it also exposes the Company to risks related to pricing volatility, lead times, and supplier performance.

To mitigate these risks, the Company is implementing:

•	Vendor diversification across key components
•	Blanket purchase order arrangements to secure production capacity
•	Ongoing evaluation of domestic vs. international sourcing
•	Inventory planning to support a targeted 3–6 month production horizon

In-House Fabrication and Vertical Integration

A core component of the Company’s growth strategy is the progressive insourcing of key fabrication processes, including:

•	CNC machining and drilling
•	Fiber laser cutting
•	Press brake forming
•	Powder coating and finishing
•	Custom tooling, fixtures, and jigs

Proceeds from this offering are expected to fund the acquisition of fabrication equipment necessary to support this transition.

Management believes this vertical integration strategy will:

•	Reduce cost of goods sold (COGS) through elimination of third-party margins
•	Improve production speed and lead times by reducing supplier dependency
•	Enhance quality control and consistency across components
•	Protect proprietary designs and manufacturing processes
•	Increase flexibility in prototyping, product development, and customization

The Company expects that, as fabrication capabilities are brought in-house, it will be able to operate with lower inventory requirements and improved capital efficiency compared to a fully outsourced model.

Production Scaling Strategy

The Company’s manufacturing model is designed to scale in phases:

1.	Current Phase (2024–2026): Low-to-moderate volume production utilizing outsourced components and in-house assembly
2.	Near-Term Phase (2026–2027): Introduction of in-house fabrication capabilities and improved process efficiency
3.	Growth Phase (2027+): Expanded facility, increased automation, and higher production volumes across multiple product lines

This phased approach is intended to minimize upfront capital requirements while allowing production capacity to scale in alignment with demand.

Operational Risks

The Company’s manufacturing and supply chain operations are subject to a number of risks, including:

•	Dependence on third-party suppliers for critical components
•	Potential supply chain disruptions, delays, or cost increases
•	Execution risk associated with implementing in-house fabrication
•	Need for skilled labor to operate advanced manufacturing equipment
•	Capital requirements associated with scaling production

While management believes its strategy provides a pathway to improved efficiency and margins, there can be no assurance that these initiatives will be successfully implemented or achieve the intended results.

Intellectual Property

The Company’s intellectual property consists of a combination of trademarks, proprietary designs, trade secrets, manufacturing know-how, and physical production assets associated with the MAX amphibious all-terrain vehicle product line. While certain elements of the Company’s intellectual property are not currently protected by patents, management believes that the combination of brand identity, proprietary designs, and manufacturing processes provides meaningful competitive differentiation.

Trademarks and Brand

The Company owns trademark rights associated with its branding and product offerings. These include:

•	“RECREATIVES” – Registered trademark (U.S.), Serial No. 98462989

•	“SPRINGER” – Trademark application pending (U.S.), Serial No. 99620425

The “SPRINGER” mark is associated with the Company’s independent suspension system for amphibious 6x6 all-terrain vehicles, which is expected to be introduced commercially in 2026.

In addition to formal registrations, the Company utilizes brand assets associated with the MAX product line, which has been in continuous use since 1969. The Company relies on a combination of common law trademark rights, domain ownership (including www.maxatvs.com), and ongoing commercial use to protect its brand identity. The Company may pursue additional trademark registrations in the United States and internationally as it expands its operations.

Proprietary Designs and Engineering

The Company owns and utilizes a library of proprietary vehicle designs, including:

•	Body designs and configurations for MAX 2, MAX 4, and Buffalo Truck models
•	Amphibious hull designs enabling water operation
•	Frame geometry, chassis layout, and drivetrain integration
•	Component fitment, mounting systems, and structural configurations

These designs are maintained internally through CAD files, engineering drawings, and technical specifications. While not currently protected by issued patents, these designs represent significant accumulated engineering knowledge and are not publicly disclosed in full detail.

Trade Secrets and Know-How

A substantial portion of the Company’s intellectual property consists of trade secrets and proprietary know-how, including:

•	Bill of materials (BOM) optimization and cost structure
•	Supplier relationships and vendor-specific component configurations
•	Assembly processes and production workflows
•	Vehicle performance tuning and setup configurations
•	Fabrication methods and manufacturing efficiencies

The Company seeks to protect this information through restricted internal access, operational controls, and confidentiality practices. However, there can be no assurance that such measures will fully prevent unauthorized use or disclosure.

Tooling, Molds, and Production Assets

The Company owns or controls certain physical production assets that represent an important form of intellectual property, including:

•	Thermoforming molds used to manufacture MAX vehicle bodies
•	Tooling, fixtures, and jigs used in assembly and fabrication
•	Production-specific configurations embedded in manufacturing processes

These assets are critical to the Company’s ability to produce its vehicles and may serve as a practical barrier to entry for competitors seeking to replicate similar products.

Patent Strategy and Product Development

The Company is actively developing new product features and technologies, including its Springer independent suspension system, which is expected to be introduced in 2026. Management intends to evaluate patent protection for this suspension system and other future innovations, although no patents have been filed or issued as of the date of this Offering Circular.

There can be no assurance that any future patent applications will be filed, granted, or provide meaningful protection.

Third-Party Components and Licenses

The Company incorporates third-party components, including engines and drivetrain elements, into its vehicles. The Company does not rely on any single exclusive license for core vehicle functionality and instead integrates commercially available or supplier-provided components into its proprietary designs.

Freedom to Operate

The Company is not currently aware of any active intellectual property claims that would materially restrict its ability to manufacture or sell its products. However, due to the limited number of issued patents held by the Company, it may have limited ability to prevent third parties from developing competing products or technologies.

Future Intellectual Property Strategy

The Company intends to continue developing and protecting its intellectual property through a combination of:

•	Additional trademark registrations in new markets
•	Potential patent filings for new technologies and product features
•	Protection of internally developed designs and processes
•	Strategic partnerships and technology development initiatives

The Company is currently evaluating intellectual property considerations related to its collaboration with Agile Vehicle Technologies Limited (AVT) for electric vehicle development. Any intellectual property developed through such collaborations is expected to be governed by separate agreements addressing ownership, licensing, and commercialization rights.

DESCRIPTION OF PROPERTY

The company leases its principal operating facility at 1936 59th Terrace East, Bradenton, Florida 34203, consisting of approximately 8,000 square feet, used as corporate headquarters, assembly plant, and parts distribution center.

The facility is leased from Cahill Cahill LLC, under a lease that began September 1, 2023 and ends August 31, 2026, with a 3–5 year renewal option exercisable on 180 days’ prior written notice.

Base rent is $8,000/month in year 1, $8,400/month in year 2, and $8,820/month in year 3, plus applicable sales tax, and the lease is structured as a triple-net (NNN) lease (RECX pays taxes, insurance, maintenance, utilities, etc.).

At signing, RECX paid first month’s rent, last month’s rent, and a $10,000 security deposit; RECX is not in default, and the landlord is not an affiliate of the company or management (so this is not a related-party lease).

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) should be read together with our financial statements and the related notes included elsewhere in this Offering Circular. It contains forward-looking statements that involve risks and uncertainties, and actual results may differ materially from those anticipated in these statements. Investors should carefully review the “Risk Factors” section and all other information in this Offering Circular when evaluating an investment in our securities.

Overview

Recreatives Industries, Inc. (“RECX,” “we,” “us,” or “the Company”) is in the process of scaling production of MAX amphibious six-wheel-drive all-terrain vehicles and related parts and accessories following a multi-year restart of operations under current management. Our recent operating results reflect the transition from limited production and legacy clean-up activities toward more regularized manufacturing, sales, and marketing operations.

We have incurred net losses and have a deficit in stockholders’ equity as we invest in production capacity, inventory, personnel, and marketing necessary to relaunch the MAX product line and rebuild a dealer and customer base. We expect to continue to incur operating losses until we reach sufficient scale in unit sales and gross margin to cover fixed costs.

Results of Operations

Our operating results for the most recent periods presented reflect modest but growing revenues, coupled with significant expenses associated with restarting manufacturing operations, re-establishing the supply chain, and preparing for higher production volumes. Revenues have been generated primarily from sales of MAX vehicles, accessories, and parts, with vehicle sales comprising the substantial majority of revenues.

Operating expenses include payroll and related costs for management and core production personnel, facility rent and utilities, marketing and promotional activities, professional and consulting fees associated with public company and capital-markets work, and other general and administrative costs. Because fixed operating costs are being absorbed over a relatively small and ramping revenue base, operating margins have been negative during the periods presented.

Management expects that, as unit volumes increase and production processes become more efficient, gross margin should improve over time. However, there can be no assurance that we will achieve projected volumes, margins, or profitability within any particular timeframe.

Liquidity and Capital Resources

We have historically funded operations through equity financings, limited cash flow from operations, and short-term debt, including convertible notes and loans from financing partners. As of March 19, 2026, we had total assets of approximately $787,112 and total liabilities of approximately $1,747,574, resulting in a net tangible book value deficit of about $960,462. This deficit primarily reflects accumulated operating losses and liabilities incurred to restart and scale production.

Our working capital position is constrained, and we have a history of negative cash flows from operations. Management expects that the net proceeds of this Offering, if raised as contemplated, will be used to improve our working capital position, reduce outstanding liabilities, and support increased production and sales activities. If the Offering is fully subscribed, we believe that the resulting liquidity will allow us to fund our current operating plan for at least the next 12 months; however, if actual proceeds or operating results are materially below expectations, we may need to seek additional capital sooner than anticipated.

Capital Requirements

Our near-term capital requirements include funding baseline operating expenses, reducing accounts payable and other obligations, procuring production inventory, investing in fabrication equipment and tooling, and expanding marketing and sales efforts. The “Use of Proceeds” section provides a detailed allocation of the net proceeds from this Offering, including operating capital runway, payables and debt retirement, inventory, equipment, marketing, professional fees, headcount expansion, and general working capital.

In addition to the proceeds from this Offering, management’s longer-term plan contemplates potential future financings to support research and development initiatives, including development of eight-wheel and electric drivetrain platforms, and to fund property acquisition and expanded factory facilities. The timing, size, and terms of any such additional capital raises will depend on market conditions, our operating performance, and other factors, and there can be no assurance that any additional financing will be available on acceptable terms or at all.

Plan of Operations

Over the next 12 months, our plan of operations includes: (i) scaling production of the MAX 2 model, (ii) relaunching updated MAX 4 and Buffalo Truck platforms, (iii) expanding our dealer network and factory-direct sales channels, and (iv) investing in in-house fabrication capabilities to reduce reliance on external suppliers for key components. We intend to use a portion of the Offering proceeds to acquire fabrication equipment such as fiber laser cutting systems, press brakes, and related tooling, which we expect will improve production efficiency, reduce lead times, and lower per-unit production costs over time.

We also plan to increase targeted marketing and demand-generation activities, including digital advertising, social media, trade shows, and dealer support, to drive awareness and lead flow for MAX vehicles. Execution of this plan depends on our ability to secure sufficient working capital, maintain and expand our supplier relationships, recruit and retain qualified personnel, and manage production and quality effectively as volumes increase.

Going Concern

Our financial statements have been prepared on a going-concern basis, which assumes that we will continue to operate and satisfy our obligations in the ordinary course of business. However, our history of net losses, negative stockholders’ equity, and limited working capital raise substantial doubt about our ability to continue as a going concern.

Our ability to continue as a going concern depends on a number of factors, including our ability to successfully complete this Offering, increase revenues from sales of MAX vehicles and related products, manage production and operating costs, and, if necessary, secure additional capital through debt or equity financings. If we are unable to obtain sufficient capital or generate adequate cash flows from operations, we may be required to delay, scale back, or discontinue some or all of our planned activities, or seek other alternatives, any of which could materially and adversely affect our business and the value of our securities.

Off-Balance Sheet Arrangements

As of the latest balance sheet date included in this Offering Circular, we did not have any off-balance sheet arrangements, as that term is defined under applicable SEC rules, that have or are reasonably likely to have a current or future material effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures, or capital resources

MANAGEMENT

Executive Officers and Directors

The following table sets forth information concerning our executive officers and directors as of March 31, 2026:

Name	Age	Position	Term of Office
Andrew Lapp	36	Chief Executive Officer, President, Chairman	Until Replaced as CEO, 2 Yrs Director
Craig A. Huffman	60	Director/Chief Legal Officer	Two Years
Mathew Baar	28	Director/VP Operations	Two Years

Andrew Lapp- 36, Chief Executive Officer, President and Director.

Mr. Lapp has served as Chief Executive Officer and President of Recreatives Industries, Inc. since March 2021 and as a director since that time.

In 2017, Mr. Lapp established an e-commerce and Amazon-based business focused on the home improvement industry, achieving annual revenues of up to $5 million by 2020. He specialized in international sourcing and logistics, developing supplier relationships and distribution infrastructure that supported scalable growth.

A lifelong enthusiast of the MAX brand, Mr. Lapp possesses in-depth knowledge of the vehicles, the Company’s history, and the broader amphibious ATV market. In 2021, he joined Recreatives Industries, Inc. (formerly Planet Resource Recovery, Inc.), where he led the acquisition of the MAX brand, including its tooling and intellectual property. Over the following years, Mr. Lapp oversaw a comprehensive operational rebuild, including reviewing legacy engineering and intellectual property, replacing a substantial portion of the supply chain, establishing a new manufacturing facility in Florida, and relaunching production of the MAX 2 in June 2024.

Mr. Lapp brings over 17 years of experience in financial markets as an active trader and investor. He has led the Company through key corporate milestones, including its first PCAOB audit, and various FINRA corporate actions such as a reverse stock split, name change, and ticker symbol change. These efforts support the Company’s transition toward becoming a fully SEC reporting company and its longer-term objective of uplisting to a national securities exchange. Mr. Lapp also intends to pursue strategic acquisitions to further expand the Company’s product offerings and market presence.

In October 2025, Mr. Lapp voluntarily filed for personal bankruptcy protection under Chapter 11, Subchapter V of the United States Bankruptcy Code in the United States Bankruptcy Court for the Middle District of Florida. A plan of reorganization has been confirmed by the court and provides for structured monthly payments over a three-year term. This matter is personal in nature and does not involve the Company or its operations.

Mr. Lapp is also a concert pianist and is endorsed by Steinway & Sons as a Steinway Artist.

Craig A. Huffman, 59, Director and Chief Legal Officer

Craig A. Huffman is a multidisciplinary attorney, executive, and former military officer whose career spans law, business, the military, and law enforcement. He is currently Chief Legal Officer and counsel to multiple public companies, advising boards, investors, and professional firms on corporate structuring, SEC compliance, mergers, and complex corporate and securities litigation, with particular expertise in penny stocks, liability management, and debt structuring in matters reaching the mid–eight figures. Mr. Huffman has represented more than one hundred public issuers and has completed or supervised dozens of reverse mergers, acquisitions, and securities offerings.

Mr. Huffman’s education began at Cypress Lake High School and continued at the University of Tampa on a four-year Army ROTC scholarship, where he earned a B.A. in Political Science, History, and Military Science. He attended Thomas M. Cooley Law School, ranking third out of 320 students after his first year, then transferred to Stetson University College of Law, graduating cum laude in 1997 and second in his class before admission to the Florida Bar. Mr. Huffman pursued a master’s in military history at American Military University and is admitted to practice in Florida state courts and in the Middle and Southern Districts of Florida, and has held numerous pro hac vice admissions nationwide.

From 1989 to 2009, Mr. Huffman served as a commissioned officer in the U.S. Army Reserve, ultimately separating at the rank of Major with an honorable discharge. His first decade of service was as a Field Artillery officer, where he completed the Field Artillery Officer Basic and Advanced Courses, qualified as a special-weapons targeting officer, and served as Fire Direction Officer, Executive Officer, and temporary Battery Commander. He later transitioned to the Judge Advocate General’s Corps, graduating from the JAG Officer Basic and Advanced Courses and completing numerous advanced military and government legal programs, and over his career received roughly fifteen separate awards and commendations, including the Honorable Order of Saint Barbara for outstanding performance as an artillery officer.

Parallel to his legal and military work, Mr. Huffman has been actively engaged in law enforcement, business operations, and writing. He is a graduate of the Tampa Police Academy, where he received the Street Tactics Award, and served as an enforcement deputy with the Hillsborough County Sheriff’s Office, gaining advanced certifications in sex-crimes investigation, child-abuse investigation, crisis and hostage negotiation, and interview and interrogation techniques. In the corporate arena he has served as founder or CEO of three SEC-reporting public companies and has worked across sectors including alternative energy, medical, defense technologies, entertainment, cryptocurrency, and treasure recovery, often as a due-diligence expert for domestic and international funding sources. Mr. Huffman was born in 1966 in Petoskey, Michigan, has two adult children, has coached youth hockey for more than forty seasons, and continues to publish fiction and non-fiction as an historian and writer.

Matthew Baar, 28, Vice President, Chief Operating Officer and Director

Mr. Matthew Baar became part of Mr. Lapp’s ecommerce enterprise in 2019, assuming the role of director of operations. By analyzing trends in online retail, Mr. Baar helped direct resources into targeted products and specific industries and led efforts focused on operational strategy, marketing execution, and expansion of the business-to-business presence of that enterprise.

In January 2024, Mr. Baar transitioned to a full-time role with Recreatives Industries, Inc. and assumed the position of Vice President and Chief Operating Officer. In that role, he has overseen operational functions and the Company’s newly established production line and has worked with Mr. Lapp to streamline production, assemble operational personnel, and support the Company’s strategic growth initiatives.

Mr. Baar has also worked to improve the Company’s inventory management systems and supply chain responsiveness as the Company positions itself for expansion. In addition, he has helped expand the Company’s market presence through trade show participation and customer-facing presentations of the Company’s vehicles, contributing to new customer development and commercial relationships across multiple sectors.

Mr. Baar earned a business degree from the University of South Florida. The Company believes his operational management experience, inventory and production oversight, and business development support qualify him to serve as a director.

EXECUTIVE COMPENSATION

 The following table and narrative disclosure summarize the compensation of the Company’s principal executive officer for the fiscal years ended December 31, 2025 and 2024.

The Company currently has three named officers:

•	Andrew Lapp, Chief Executive Officer, President, and Director
•	Matthew Baar, VP Operations and Director
•	Craig A. Huffman, Chief Legal Officer and Director

Director Compensation:

Non-employee directors are entitled to receive an annual cash retainer of $15,000 for director and $20,000 for the Chairman for board service, payable in quarterly installments in arrears, plus reimbursement of reasonable out-of-pocket expenses. The Company currently expects that all or a specified portion of such retainers will be deferred and accrued rather than paid in cash, and that, pursuant to a director compensation arrangement approved by the Board, accrued fees may be satisfied in shares of common stock issued at a fixed price per share equal to the public offering price in this offering (or such other price as the Board may determine in accordance with applicable law). Any such equity issuances will be made under a compensatory plan or individual award agreements approved by the Board, and will be fully disclosed in the Company’s future reports.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	All Other Compensation ($)	Total ($)
Andrew Lapp, CEO	2025	$125,000	$0	$0	$0	$0	$125,000
Andrew Lapp, CEO	2024	$125,000	$0	$239,583	$0	$0	$364,583

Salary and Cash Compensation

The Company has established an annual base salary of $125,000 for its Chief Executive Officer.

No base salary has been established as of the date of this Offering Circular for Matthew Baar or Craig A. Huffman, and no cash compensation arrangements have yet been finalized for either such officer or for their board service.

Due to the Company’s early-stage operations and limited working capital, a portion of historical compensation has been accrued and, in certain cases, satisfied through equity compensation rather than cash payment. Management has elected to defer portions of cash compensation at times in order to prioritize working capital and support operational growth.

Equity Compensation

In December 2024, the Company issued 71,875,015 shares of restricted common stock to Andrew Lapp, valued at approximately $239,583.

This equity issuance was intended to compensate for previously accrued but unpaid salary for the period from February 2023 through December 2024.

The Company does not currently maintain a formal equity incentive plan but may adopt such a plan in the future to attract and retain key personnel.

Outstanding Equity Awards

As of the date of this Offering Circular, Andrew Lapp beneficially owns shares of the Company’s common stock, including the restricted shares issued in December 2024.

The Company has not granted stock options or warrants to executive officers and does not have any outstanding equity awards with vesting schedules or exercise prices.

Other Compensation

The Company has not provided material bonuses, deferred compensation, retirement benefits, or significant perquisites to its executive officers.

Employment Agreements

The Company has entered into a written employment agreement with Andrew Lapp, effective January 1, 2023, in connection with his role as Chief Executive Officer which agreement continues to the present.

As of the time of this filing no employment agreement with Craig A. Huffman had been entered into.

Under the terms of the Andrew Lapp agreement:

•	Mr. Lapp serves as Chief Executive Officer and reports to the Board of Directors
•	The agreement provides for an annual base salary of $125,000
•	Mr. Lapp is eligible to receive discretionary bonuses as determined by the Board of Directors
•	Mr. Lapp is eligible to participate in standard employee benefit plans and programs, subject to availability and applicable terms
•	Employment is at-will, meaning either the Company or Mr. Lapp may terminate the employment relationship at any time, with or without cause

The agreement has been renewed on an annual basis and remains in effect as of the date of this Offering Circular.

The Company does not currently maintain any severance arrangements, change-in-control provisions, or guaranteed bonus structures for its executive officer.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

 The following table sets forth information regarding beneficial ownership of our common stock as of July 2, 2026, by:

•	Each person or entity known by us to beneficially own more than 5% of our common stock;
•	Each of our named executive officers and directors; and
•	All of our executive officers and directors as a group.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned	% of Class Before Offering(1)	Shares Beneficially Owned After Offering	% of Class After Offering(2)
Andrew Lapp(3)	72,916,682	25.43%	72,916,682	13.59%
Craig A. Huffman(4)	-	-	-	-
Terence Stuart Sowray	158,826	0.06%	158,826	0.03%
ALGM Holdings LLC(5)	19,896,573	6.94%	19,896,573	3.71%
Thomas Fry	25,707,651	8.97%	25,707,651	4.79%
Steven Dowdell	13,934,500	4.86%	13,934,500	2.60%
Matthew Baar	83,000	<0.1%	-	0.01%
All officers and directors as a group (3 persons)	73,158,508	25.5%	73,158,508	13.6%

Footnotes:

(1) Based on 287,073,157 shares of common stock outstanding as of July 2, 2026. Beneficial ownership is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

(2) Assumes the sale of all 250,000,000 shares of common stock offered by the Company in this offering, resulting in 537,073,157 shares of common stock outstanding, and assumes no purchase of shares in this offering by the named person.

(3) Consists of 72,916,682 shares of common stock held of record by Mr. Lapp. Mr. Lapp also holds all 100,000 outstanding shares of Series A Preferred Stock, which are entitled to 3,000 votes per share and are convertible into 3,000 shares of common stock for each share of Series A Preferred Stock. Based on the combined voting power of his common and Series A holdings, Mr. Lapp controls approximately 63.56% of the total voting power of the Company before this offering and would control approximately 44.57% of the total voting power after this offering, assuming the sale of all 250,000,000 shares offered hereby and no purchase by Mr. Lapp. See "Description of Securities" and "Risk Factors — Our Chief Executive Officer holds a majority of our voting power and will continue to control the Company after this offering."

(4) Mr. Huffman serves as Chief Legal Officer and a director of the Company. Mr. Huffman does not currently hold any shares of common stock or Series A Preferred Stock of the Company.

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

Legal Services and Related Person Transaction — Securus Law Group / Craig A. Huffman

Craig A. Huffman serves as the Company's Chief Legal Officer and as a member of the Company's Board of Directors. Mr. Huffman is also the principal of Securus Law Group, an outside law firm that has been engaged by the Company to serve as the Company's securities and corporate counsel in connection with this offering and other corporate matters, including the preparation, filing, and prosecution of this offering statement on Form 1-A, responses to comments from the staff of the Securities and Exchange Commission, and general corporate representation. The Company has agreed to pay Securus Law Group a fee of $15,000 for legal services rendered in connection with this offering, as further disclosed under "Plan of Distribution" and in the fees and service providers table filed as part of the Company's Form 1-A. Mr. Huffman does not currently hold any shares of the Company's common stock or Series A Preferred Stock.

Because Mr. Huffman serves as both a director and outside counsel to the Company, this arrangement constitutes a related person transaction. The Company's Board of Directors reviewed and approved the engagement of Securus Law Group, and Mr. Huffman recused himself from the vote approving his own retention as counsel. The Board determined that the terms of the engagement are fair to the Company and were negotiated on an arm's-length basis, and that the fees to be paid to Securus Law Group are consistent with the customary rates charged by comparable outside counsel for similar Regulation A engagements. The Company and Mr. Huffman have also acknowledged in writing the potential conflicts of interest inherent in Mr. Huffman's dual capacity as director and outside counsel, and Mr. Huffman has agreed to comply with the applicable rules of professional conduct governing his representation of the Company, including with respect to conflicts of interest disclosure, confidentiality, and independent judgment.

Except as described above and elsewhere in this Offering Circular, since the beginning of the Company's last two completed fiscal years, there have been no transactions to which the Company was or is a party involving amounts in excess of the lesser of $120,000 or one percent of the average of the Company's total assets at year-end for the last two completed fiscal years, in which any director, executive officer, holder of more than 10% of any class of the Company's voting securities, or any immediate family member of the foregoing had or will have a direct or indirect material interest.

Each share of Series A Preferred Stock is entitled to three thousand (3,000) votes per share on all matters submitted to a vote of stockholders, voting together with the common stock and any other class or series of voting stock of the Company as a single class, except as otherwise required by Nevada law. Because Mr. Andrew Lapp holds all 100,000 outstanding shares of Series A Preferred Stock, representing 300,000,000 votes in the aggregate, together with his common stock holdings he has effective voting control of the Company. See "Principal Stockholders" and "Risk Factors — Our Chief Executive Officer holds a majority of our voting power and will continue to control the Company after this offering.".

The Series A Preferred Stock is convertible into 300,000,000 shares of common stock, subject to its terms.

(5) ALGM Holdings LLC is owned and controlled by Gerald Mounger, a former director of the Company (through December 2024). Mr. Mounger has sole voting and dispositive power over the shares held by ALGM Holdings LLC. The address of ALGM Holdings LLC is c/o Gerald Mounger, 1393 Eastside Road, El Cajon, California 92020.

ALGM may also hold convertible notes which, if converted, could result in the issuance of additional shares of common stock. Such securities are not included in the table above as they are not currently exercisable within 60 days.

Additional Information

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities.

Percentage ownership is based on:

•	The percentage ownership amounts shown below are based on 287,073,157 shares of common stock outstanding as of July 2, 2026 and assume the issuance of 250,000,000 additional shares of common stock in this offering at a fixed offering price of $0.01 per share, for a total of 537,073,157 shares outstanding after the offering, assuming no other issuances.

PRINCIPAL STOCKHOLDERS

Title of Class: Common

Name of Beneficial Owner	Common Shares Owned	% of Common Stock Before Offering(1)	% of Common Stock After Offering(2)	Series A Shares Owned	% of Series A(3)	% of Total Voting Power Before Offering(4)	% of Total Voting Power After Offering(5)
Andrew Lapp(6)	72,916,682	25.4%	13.6%	100,000	100.00%	63.55%	44.55%
ALGM Holdings LLC(7)	19,896,573	6.9%	3.7%	-	-	3.39%	2.38%
Thomas Fry	25,707,651	9.0%	4.8%	-	-	4.38%	3.07%
Steven Dowdell	13,934,500	4.9%	2.6%	-	-	2.37%	1.66%
Terence Stuart Sowray	158,826	<0.1%	<0.1%	-	-	0.03%	0.02%
All officers and directors as a group (3 persons)	73,075,508	25.5%	13.6%	100,000	100.00%	63.58%	44.57%

DESCRIPTION OF SECURITIES

(1) Based on 287,073,157 shares of common stock outstanding as of July 2, 2026. Beneficial ownership is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

(2) Assumes the sale of all 250,000,000 shares of common stock offered by the Company in this offering, resulting in 537,073,157 shares of common stock outstanding, and assumes no purchase of shares in this offering by the named person.

(3) Based on 100,000 shares of Series A Preferred Stock outstanding as of July 2, 2026, representing all issued and outstanding shares of Series A Preferred Stock.

(4) Percentage of total voting power before this offering is calculated based on 287,073,157 total votes outstanding as of July 2, 2026, consisting of 287,073,157 votes attributable to the common stock (one vote per share) and 300,000,000 votes attributable to the 100,000 outstanding shares of Series A Preferred Stock (3,000 votes per share pursuant to our Articles of Incorporation). The common stock and Series A Preferred Stock vote together as a single class on all matters submitted to a vote of stockholders, except as otherwise required by law.

(5) Percentage of total voting power after this offering assumes the sale of all 250,000,000 shares of common stock offered hereby and no purchase of shares in this offering by the named person, resulting in 837,073,157 total votes outstanding.

(6) Consists of 72,916,682 shares of common stock and 100,000 shares of Series A Preferred Stock held of record by Mr. Lapp. Mr. Lapp is our founder, Chief Executive Officer, and Chairman.

(7) ALGM Holdings LLC is owned and controlled by Gerald Mounger, a former director of the Company (through December 2024). Mr. Mounger has sole voting and dispositive power over the shares held by ALGM Holdings LLC. The address of ALGM Holdings LLC is c/o Gerald Mounger, 1393 Eastside Road, El Cajon, California 92020.

Common Stock

Authorized: 700,000,000 shares of common stock, par value $0.0001 per share.

Outstanding: As of July 2, 2026, 287,073,157 shares were issued and outstanding.

Voting Rights: Each share of common stock is entitled to one vote per share on all matters submitted to a vote of stockholders. However, voting power is effectively controlled by the holder(s) of Series A Preferred Stock due to super-voting rights.

Dividend Rights: Holders of common stock are entitled to receive dividends when, as, and if declared by the Board of Directors, subject to the rights and preferences of the Series A Preferred Stock. The Company has never declared or paid cash dividends and does not anticipate paying dividends in the foreseeable future.

Liquidation Rights: Upon liquidation, dissolution, or winding-up of the Company, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and liquidation preferences of the Series A Preferred Stock.

Other Rights: Holders of common stock have no preemptive, subscription, redemption, or conversion rights.

Preferred Stock

Series A Preferred Stock:

Authorized: 10,000,000 shares, par value $0.001 per share.

Outstanding: As of December 31, 2025, 100,000 shares were issued and outstanding, all held by Andrew Lapp.

Voting Rights: The holders of Series A Preferred Stock are entitled to notice of stockholders’ meetings and to vote on the election of directors and on all other matters submitted to a vote of stockholders together with the holders of common stock and any other voting stock of the Company as a single class, based on three thousand (3,000) votes for each share of Series A Preferred Stock owned, except as otherwise required by Nevada law.

Conversion Rights: Each share of Series A Preferred Stock is convertible at any time at the holder's option into 3,000 shares of common stock (subject to adjustment for stock splits, combinations, and similar events).

Dividend Rights: Holders of Series A Preferred Stock are entitled to receive dividends if and when declared by the Board of Directors.

Liquidation Preference: The Series A Preferred Stock does not have a liquidation preference over the Company’s common stock. In the event of any liquidation, dissolution, or winding up of the Company, holders of Series A Preferred Stock are not entitled to any preferential distribution and would participate, if at all, on the same basis as holders of common stock.

Other Rights:

The Series A Preferred Stock is convertible into common stock at a fixed conversion rate of 3,000 shares of common stock for each share of Series A Preferred Stock, subject to adjustment for stock splits and similar events.

The Series A Preferred Stock does not have redemption rights or anti-dilution protections and does not provide for any preferential dividends.

Holders of Series A Preferred Stock possess significant voting rights, including the right to vote together with holders of common stock on an as-converted basis, as well as class voting rights on certain matters. In addition, the consent of holders of at least two-thirds of the outstanding Series A Preferred Stock is required for certain corporate actions, including amendments affecting the rights of the Series A Preferred Stock, the creation of senior or pari passu classes of stock, changes to the authorized number of Series A shares, repurchases of capital stock, and certain asset dispositions. These rights function primarily as protective provisions and voting control mechanisms rather than economic preferences.

DIVIDEND POLICY

We have never declared or paid cash dividends on our common stock. Our current policy is to retain all available earnings and any future profits to fund operations, support production and inventory, invest in research and development, expand our dealer network, and pursue other growth initiatives, and we therefore do not anticipate paying cash dividends on our common stock for the foreseeable future.

Any future decision to declare and pay dividends will be at the discretion of our board of directors, and will depend on, among other factors, our results of operations, financial condition, cash requirements and availability, capital expenditure plans, contractual and legal restrictions (including under Nevada corporate law and any debt instruments), and other factors that our board of directors may deem relevant at that time. There can be no assurance that we will ever declare or pay any cash dividends on our common stock.

SECURITIES OFFERED

We are offering shares of our common stock, par value $0.0001 per share, at a fixed offering price of $0.01 per share, for maximum aggregate gross proceeds of up to $2,500,000 before deducting estimated offering expenses. At the fixed offering price of $0.01 per share, the maximum number of shares offered is 250,000,000.

All of the shares of Common Stock being offered in this offering are being sold by Recreatives Industries, Inc. as the issuer. We will not receive any proceeds from the sale of shares by selling securityholders, if any are later included by amendment; any such sales would be described in a separate “Selling Securityholders” section of this offering circular.

The shares will be offered on a best efforts basis by us and, if engaged, by one or more registered broker-dealers or placement agents. There is currently a public trading market for our Common Stock on the OTC Markets (Pink/OTC) under the symbol “RECX.” However, the offering price was determined by us and does not necessarily reflect the current market price of our Common Stock

SHARES ELIGIBLE FOR FUTURE SALE

As of March 31, 2026, there were 249,689,097 shares of our common stock outstanding, and as of July 2, 2026 there were 287,073,157 shares of our common stock outstanding, together with 100,000 shares of our Series A Preferred Stock outstanding. Upon the sale of the maximum aggregate offering amount of $2,500,000 in this offering, there will be up to 537,073,157 shares of common stock outstanding.

The shares of Common Stock sold in this offering will be freely tradable by investors who are not affiliates of the Company, except to the extent such shares are purchased by affiliates. The remainder of our outstanding shares of Common Stock held by existing stockholders may be resold from time to time subject to applicable securities laws, including Rule 144 under the Securities Act, contractual restrictions if any, and the availability of current public information about the Company.

In addition, shares of Common Stock may become eligible for future sale as a result of the conversion of outstanding convertible securities, including our Series A Preferred Stock, or the conversion of outstanding convertible debt, if and when such securities are converted in accordance with their terms. Any sale, or the perception that substantial sales may occur, of shares of our Common Stock in the public market, including shares issued in this offering or shares issued upon conversion of other outstanding securities, could adversely affect the prevailing market price of our Common Stock and could impair our ability to raise capital through future equity offerings.

EXPERTS

The financial statements included in this Offering Circular have been prepared by management and have not been audited or reviewed by an independent registered public accounting firm.

WHERE YOU CAN FIND MORE INFORMATION

Copies of this Offering Circular and exhibits to the Offering Statement filed with the Securities and Exchange Commission may be obtained at no cost by written request to:

Recreatives Industries, Inc.
Attention: Investor Relations
1936 59th Terrace East
Bradenton, Florida 34203
Email: ir@recreatives.com
Telephone: 1-800-255-2511

The Offering Statement on Form 1-A of which this Offering Circular forms a part, including exhibits, is also available for inspection on the SEC's website at www.sec.gov.

RECREATIVES INDUSTRIES, INC.

Consolidated Financial Statements

As of March 31, 2026 and December 31, 2025 and 2024, and for the Three Months Ended March 31, 2026 and 2025 (Unaudited)

Table of Contents

Contents	Page

Consolidated Balance Sheet	F-2

Consolidated Statement of Income	F-3 - F-4

Consolidated Statements of Stockholders’ Equity	F-5 - F-6

Consolidated Statement of Cash Flows	F-7 - F-8

Notes to the Consolidated Financial Statements	F-9 - F-15

RECREATIVES INDUSTRIES, INC.

Consolidated Balance Sheet

ASSETS	Mar. 31, 2026	Dec. 31, 2025	Dec. 31, 2024
Current Assets
Total for Bank Accounts	$5,125	$8,946	$2,320
Total for Accounts Receivable	$15,838	$1,065	$19,687
Inventory	$390,034	$511,213	$442,602
Prepaid Expenses	$109,393	$18,213	$9,393
Total for Current Assets	$520,390	$539,437	$474,002
Fixed Assets
Property, Plant & Equipment, Gross	$607,575	$561,750	$643,348
Website	$8,716	$8,661	$8,612
Less: Accumulated Depreciation & Amortization	$(253,875)	$(230,401)	$(136,503)
Total for Fixed Assets	$362,416	$340,010	$515,457
Other Assets
Deposits	$10,000	$10,000	$10,000
Total for Other Assets	$10,000	$10,000	$10,000
Total for Assets	$892,807	$889,446	$999,459

LIABILITIES	Mar. 31, 2026	Dec. 31, 2025	Dec. 31, 2024
Current Liabilities
Total for Accounts Payable	$485,233	$348,935	$113,553
Total for Credit Cards	$11,082	$11,927	$11,774
Other Current Liabilities
Accrued Compensation	$222,017	$218,284	$105,275
Accrued Interest	$128,417	$104,722	$104,281
Customer Deposits / Deferred Revenue	$65,105	$20,749	$-
Other Current Liabilities	$31	$3,537	$15,492
Total for Loans Payable	$484,903	$442,861	$219,430
Total for Short-Term Notes Payable	$366,165	$366,165	$367,947
Operating Lease Liability - ST	$68,062	$68,062	$90,718
Property Tax Payable	$4,229	$15,426	$15,426
Total for Other Current Liabilities	$1,338,928	$1,239,806	$903,144
Total for Current Liabilities	$1,835,242	$1,600,667	$1,028,771

Long-term Liabilities
Operating Lease Liabilities - LT	$-	$-	67,985
Total for Long-term Liabilities	$-	$-	67,985

Total for Liabilities	$1,835,242	$1,600,667	1,096,756

Shareholders' Equity
Common, Authorized: 700,000,000; Par Value: $0.0001; Issued & Outstanding: 249,689,097 (par value $0.0001) at 3/31/2026; 198,189,097 (par value $0.001) at 12/31/2025; and 94,089,097 (par value $0.001) at 12/31/2024	$167,789	$162,639	94,089
Preferred, Authorized: 10,000,000; Par Value: $0.001; Issued & Outstanding:100,000 at 03/31/2026, 12/31/2025, and 12/31/2024	$100	$100	100
APIC	$1,624,508	$1,525,258	1,580,458
Retained Earnings	$(2,399,217)	$(1,771,644)	(1,339,875)
Net Income	$(335,615)	$(627,574)	(431,769)

Total for Equity	$(942,436)	$(711,221)	(96,997)
Total for Liabilities and Equity	$892,807	$889,446	$999,459

See accompanying notes to these unaudited consolidated financial statements.

RECREATIVES INDUSTRIES, INC.

Consolidated Statement of Income

	For the Years Ended,
Revenue	Dec. 31, 2025	Dec. 31, 2024
Total for Income	$618,051	$439,470

Total for Cost of Goods Sold	$388,471	$227,616
Gross Income	$229,580	$211,591

Operating Expenses
Research & Development	$11,867	$579
Consulting expense	$550	$118,750
Payroll Expenses	$298,850	$76,867
Operating Lease / Rent expense	$100,884	$100,884
Advertising, Marketing & Promotions	$78,479	$20,315
Depreciation Expense	$93,897	$93,402
Legal, Accounting & Other Professional Services	$43,890	$30,548
Other Operating Expenses	$89,255	$84,385
Total Operating Expenses	$717,672	$525,730
Net Operating Income (loss)	$(488,092)	$(314,139)

Other Income
Other Expenses
Change in derivative liability	$10,350	$-
Interest Expense (incl. Debt Discount and OID)	$112,751	$102,204
Property Tax	$16,381	$15,426
Total for Other Expenses	$139,482	$117,630

Net Loss	$(627,574)	$(431,769)

See accompanying notes to these unaudited consolidated financial statements.

RECREATIVES INDUSTRIES, INC.

Consolidated Statement of Income

	For the Three Months Ended,
Revenue	Mar. 31, 2026	Mar. 31, 2025
Total for Income	$155,381	$168,248

Total for Cost of Goods Sold	$108,007	$145,098
Gross Income	$47,374	$23,150

Operating Expenses
Research & Development	$1,356	$383
Consulting expense	$-	$550
Payroll Expenses	$84,279	$68,216
Operating Lease / Rent expense	$50,187	$26,176
Advertising, Marketing & Promotions	$8,377	$27,203
Depreciation Expense	$23,474	$23,474
Inventory Adjustment	$121,885	$-
Legal, Accounting & Other Professional Services	$9,355	$1,509
Other Operating Expenses	$44,034	$16,589
Total Operating Expenses	$342,946	$164,100
Net Operating Income (loss)	$(295,572)	$(140,951)

Other Income
Other Expenses
Change in derivative liability	$4,400	$900
Interest Expense (incl. Debt Discount and OID)	$29,926	$25,351
Property Tax	$5,717	$3,857
Total for Other Expenses	$40,043	$30,108

Net Loss	$(335,615)	$(171,058)

See accompanying notes to these unaudited consolidated financial statements.

RECREATIVES INDUSTRIES, INC.

Consolidated Statement of Stockholders’ Equity

	Preferred A Stock		Common Stock		Paid-In	Accumulated	Stock to	Total
	Shares	Amount	Shares	Amount	Capital	Deficit	Be Issued	Stockholders' Equity
Balance - 12/31/23	100,000	$100	20,449,906	$20,449	$1,070,127	$(1,339,875)	$9,623	$(239,576)
Share Issuances	-	-	73,639,191	$73,640	$510,331	-	(9,623)	$574,348
Net Loss	-	-	-	-	-	$(431,769)	-	$(431,769)
Balance - 12/31/24	100,000	$100	94,089,097	$94,089	$1,580,458	$(1,771,644)	$-	$(96,997)
Share Issuances	-	-	104,100,000	$10,410	$2,940	-	-	$13,350
Par Value Change – 10/24/2025	-	-	-	58,140	(58,140)	-	-	-
Net Loss	-	-	-	-	-	$(627,574)	-	$(627,574)
Balance - 12/31/25	100,000	$100	198,189,097	$162,639	$1,525,258	$(2,399,218)	-	$(711,221)

See accompanying notes to these unaudited consolidated financial statements.

RECREATIVES INDUSTRIES, INC.

Consolidated Statement of Stockholders’ Equity

	Preferred A Stock		Common Stock		Paid-In	Accumulated	Stock to	Total
	Shares	Amount	Shares	Amount	Capital	Deficit	Be Issued	Stockholders' Equity
Balance - 12/31/24	100,000	$100	94,089,097	$94,089	$1,580,458	$(1,771,644)	-	$(96,997)
Share Issuances	-	-	9,000,000	$9,000	$(8,100)	-	-	$900
Net Loss	-	-	-	-	-	$(171,058)	-	$(171,058)
Balance - 03/31/25	100,000	$100	103,089,097	$103,089	$1,572,358	$(1,942,702)	-	$(267,155)

Balance - 12/31/25	100,000	$100	198,189,097	$162,639	$1,525,258	$(2,399,218)	-	$(711,221)
Share Issuances	-	-	51,500,000	$5,150	$99,250	-	-	$104,400
Net Loss	-	-	-	-	-	$(335,615)	-	$(335,615)
Balance - 03/31/26	100,000	$100	249,689,097	$167,789	$1,624,508	$(2,734,832)	-	$(942,435)

See accompanying notes to these unaudited consolidated financial statements.

RECREATIVES INDUSTRIES, INC.

Consolidated Statement of Cash Flows

	For the Years Ended,
	Dec. 31, 2025	Dec. 31, 2024
CASH FLOWS FROM OPERATING ACTIVITIES
Net Loss	$(627,574)	$(431,769)
Adjustments to reconcile Net Loss to Net Cash (used in) provided by operating activities:
Depreciation Expense	$93,897	$93,402
Changes in Operating Assets and Liabilities:
Accounts Receivable	$18,622	$(19,687)
Inventories	$(68,610)	$(334,014)
Prepaid Expenses	$(8,820)	$64,167
Other Assets	-	(299)
Accounts Payable	$235,464	$115,458
Accrued Compensation	$113,008	$(74,644)
Accrued Interest	$441	$31,635
Other Current Liabilities	$223,284	$165,166
Net Cash provided by (used in) operating activities	$(20,288)	$(390,585)
CASH FLOWS FROM INVESTING ACTIVITIES
Machinery and Equipment	$(7,443)	$(35,934)
Right-of-use Asset - Operating	$89,042	$80,708
Website/Computer	$(49)	$2,706
Net Cash (used in) provided by investing activities	$81,550	$47,480
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of common stock	$13,350	$389,583
Payments on operating lease liabilities	$(67,986)	$(90,642)
Net Cash provided by (used in) financing activities	$(54,636)	$298,941
NET DECREASE IN CASH	$6,554	$(44,164)
Cash at beginning of period	$2,320	$46,484
CASH AT END OF PERIOD	$8,946	$2,320

Supplemental Disclosure of Non-Cash Financing Activities
None	$-	$-

See accompanying notes to these unaudited consolidated financial statements.

RECREATIVES INDUSTRIES, INC.

Consolidated Statement of Cash Flows

	For the Three Months Ended,
	Mar. 31, 2026	Mar. 31, 2025
CASH FLOWS FROM OPERATING ACTIVITIES
Net Loss	$(335,615)	$(171,058)
Adjustments to reconcile Net Loss to Net Cash (used in) provided by operating activities:
Depreciation Expense	$23,474	$23,474
Common stock issued for consulting services	$100,000	$-
Change in Derivative Liability	$4,400	$900
Changes in Operating Assets and Liabilities:
Accounts Receivable	$(14,773)	$18,522
Inventories	$121,179	$6,553
Prepaid Expenses	$(91,180)	$-
Accounts Payable	$136,298	$53,982
Accrued Compensation	$3,733	$36,129
Accrued Interest	$23,695	$15,294
Customer Deposits / Deferred Revenue	$44,356	$-
Other Current Liabilities	$(15,548)	$13,388
Net Cash provided by (used in) operating activities	$19	$(2,816)
CASH FLOWS FROM INVESTING ACTIVITIES
Machinery and Equipment	$(68,952)	$(529)
Right-of-use Asset - Operating	$23,727	$21,432
Website/Computer	$(656)	$-
Net Cash (used in) provided by investing activities	$45,881)	$20,903
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from loans payable	$42,041	$6,200
Payments on operating lease liabilities	$-	$(24,967)
Net Cash provided by (used in) financing activities	$42,041	$(18,767)
NET DECREASE IN CASH	$(3,821)	$(680)
Cash at beginning of period	$8,946	$2,320
CASH AT END OF PERIOD	$5,125	$1,640

Supplemental Disclosure of Non-Cash Financing Activities
Conversion of notes payable into common stock	$4,400	$900

See accompanying notes to these unaudited consolidated financial statements.

RECREATIVES INDUSTRIES, INC.

Notes to the Consolidated Financial Statements

As of March 31, 2026, and December 31, 2025 and 2024, and for the Three Months Ended March 31, 2026 and 2025 (Unaudited)

Note 1 — Organization and Operations

Recreatives Industries, Inc. (“RECX” or the “Company”) is a Nevada corporation engaged in the manufacturing and sale of amphibious six-wheel-drive (6x6) all-terrain vehicles, related parts, accessories, and drivetrain components marketed under the MAX ATV brand. The Company operates from its leased manufacturing facility located in Florida and continues the MAX brand legacy originally established in 1969.

The Company is focused on the relaunch and expansion of the MAX ATV product line, including the continued development of additional vehicle platforms, expansion of in-house manufacturing capabilities, and development of related products for commercial, recreational, and specialty-use markets.

On March 5, 2021, Andrew Lapp acquired control of Planet Resource Recovery, Inc., which subsequently became Recreatives Industries, Inc. On April 3, 2023, the Company amended and restated its Articles of Incorporation to change its corporate name from Planet Resource Recovery, Inc. to Recreatives Industries, Inc. and to effect a reverse stock split of its common stock.

On November 26, 2021, the Company entered into an Asset Purchase Agreement with Agile Vehicle Technologies Limited pursuant to which the Company acquired the MAX ATV product line assets, including tooling, intellectual property, CAD files, branding assets, drivetrain documentation, historical records, and related assets associated with the MAX ATV business. The aggregate purchase price was $250,000, consisting of cash and equity consideration. The acquired assets form a significant portion of the Company’s operational and manufacturing foundation.

Note 2 — Basis of Presentation and Significant Accounting Policies

Basis of Presentation

The accompanying unaudited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information. In the opinion of management, all adjustments (consisting of normal recurring adjustments and the inventory adjustment described in Note 4) considered necessary for a fair presentation have been included. The Company currently has no subsidiaries requiring consolidation.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturities of three months or less at the date of acquisition to be cash equivalents.

Revenue Recognition

The Company recognizes revenue in accordance with ASC 606 when control of the promised products is transferred to the customer, which generally occurs upon shipment or delivery depending upon the applicable sales terms. Amounts received from customers prior to satisfaction of the performance obligation are recorded as customer deposits and deferred revenue and recognized as revenue when the applicable recognition criteria have been met.

Inventory

Inventory is stated at the lower of cost or net realizable value using the average-cost method and consists primarily of raw materials, component parts, work in process, and finished vehicles.

Property and Equipment

Property and equipment are recorded at cost. Depreciation is calculated on a straight-line basis over estimated useful lives of approximately five years. Expenditures for repairs and maintenance are charged to expense as incurred, while significant improvements and additions are capitalized.

Leases

The Company accounts for leases in accordance with ASC 842. Operating lease right-of-use (“ROU”) assets and operating lease liabilities are recognized at the lease commencement date based on the present value of lease payments over the lease term. As the Company’s leases do not provide an implicit rate, the Company uses an estimated incremental borrowing rate to determine the present value of lease payments. Lease expense is recognized on a straight-line basis over the lease term.

Convertible Debt

The Company accounts for its convertible notes payable in accordance with ASC 470 and ASC 815. The Company evaluates conversion features and other embedded features for bifurcation as separate derivative instruments. Based on management’s evaluation, none of the Company’s outstanding convertible notes contain embedded features that require bifurcation and separate accounting as derivatives, and none of the outstanding convertible notes were issued with warrants or other detachable derivative securities. Gains and losses resulting from the settlement of convertible notes through the issuance of shares of common stock are recognized as a component of other expense in the period of settlement and are presented in the accompanying Consolidated Statements of Operations under the caption “Change in derivative liability.” Management is evaluating renaming this financial statement caption in future periods to more accurately describe the nature of the item.

Income Taxes

The Company accounts for income taxes under ASC 740 using the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts and their respective tax bases. A valuation allowance is recorded against deferred tax assets when management concludes it is more likely than not that some portion or all of the deferred tax assets will not be realized.

Note 3 — Going Concern

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business.

As of March 31, 2026, the Company had an accumulated deficit of approximately $2,734,832, a stockholders’ deficit of approximately $942,436, and a working capital deficit of approximately $1,314,852 (current liabilities of $1,835,242 in excess of current assets of $520,390). For the three months ended March 31, 2026, the Company reported a net loss of approximately $335,615 and net cash provided by operating activities of approximately $19. These conditions raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date these financial statements are issued.

Management’s plans to mitigate these conditions include (i) continued expansion of dealer relationships and sales of MAX ATV vehicles, parts, and drivetrain components; (ii) continued in-sourcing of production of key components in order to reduce production costs and supplier lead times; (iii) continued reliance on advances and financing arrangements from ALGM Holdings LLC and other lenders to support short-term working capital requirements; and (iv) the completion of a Regulation A offering under the Securities Act of 1933, the proceeds of which are intended to be used for working capital, expansion of production capacity, inventory growth, and general operational scaling.

There can be no assurance that management’s plans will be successful. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Note 4 — Inventory

Inventory consisted of raw materials, component parts, work in process, and finished vehicles and totaled approximately $390,034 as of March 31, 2026 and $511,213 and $442,602 as of December 31, 2025 and 2024, respectively.

During the three months ended March 31, 2026, the Company completed a physical inventory count and reconciliation. As a result, the Company recorded a one-time inventory adjustment (write-down) of approximately $121,885, which is presented as a separate line item within operating expenses in the accompanying Consolidated Statement of Operations. The net decrease in inventory of approximately $121,179 presented within the operating section of the accompanying Consolidated Statement of Cash Flows differs from the inventory adjustment recorded in operating expenses by approximately $706, representing the net effect of inventory purchases and other inventory activity during the period.

No inventory adjustment of this nature was recorded during the three months ended March 31, 2026 and 2025 and the years ended December 31, 2025 and 2024.

Note 5 — Property and Equipment and Prepaid Expenses

Property and equipment consisted of the following:

	March 31, 2026	December 31, 2025	December 31, 2024
Property, plant & equipment (gross)	$607,575	$561,750	$643,349
Website	8,716	8,661	8,612
Less: accumulated depreciation and amortization	(253,875	(230,401)	(136,503)
Property and equipment, net	$362,416	$340,010	$515,457

Property and equipment consists primarily of manufacturing equipment, machinery, tooling, production assets, website assets, and acquired MAX ATV product line assets. Depreciation is computed on the straight-line method over estimated useful lives of approximately five years. Depreciation expense was approximately $23,474 for each of the three-month periods ended March 31, 2026 and March 31, 2025.

During the three months ended March 31, 2026, the Company continued to invest in manufacturing equipment and production capabilities as it began producing additional components in-house in an effort to reduce production costs and supplier lead times.

Prepaid expenses totaled approximately $109,393 as of March 31, 2026, and $18,213, and $9,393 as of December 31, 2025 and 2024, respectively. The increase primarily reflects the fair value of 7,500,000 restricted shares of common stock issued during the three months ended March 31, 2026 for future marketing, promotional, and consulting services, which was valued at $100,000. The related expense is recognized on a straight-line basis over the applicable service period.

Note 6 — Notes Payable and Convertible Debt

The Company has various promissory notes and convertible promissory notes outstanding that were issued to support operations, inventory purchases, equipment acquisitions, payroll, and general working capital requirements.

Notes payable and convertible debt consisted of the following:

	March 31, 2026	December 31, 2025	December 31, 2024
Short-term notes payable	$366,165	$366,165	$367,947
Loans payable (including ALGM advances and convertible notes)	484,903	442,861	219,430
Total notes payable and convertible debt	$851,068	$809,026	$587,377
Accrued interest	$128,417	$104,722	$104,281

Convertible Notes — Mechanics and Terms

The Company’s outstanding convertible notes are convertible into shares of the Company’s common stock at the option of the holder in accordance with the terms of each note, upon delivery of a written notice of conversion to the Company, at the fixed conversion prices or formulas described below. Certain notes also provide for conversion in connection with specified financing or change-of-control events. None of the outstanding convertible notes were issued with warrants or other detachable derivative securities. Interest continues to accrue on each note in accordance with its stated terms until repayment or conversion.

January 24, 2023 Convertible Notes

On January 24, 2023, the Company issued two convertible promissory notes, each in the original principal amount of $18,500 (aggregate $37,000). Each note bears interest at 8% per annum and matured on January 24, 2024. Beginning 180 days after the issuance date, each note became convertible, in whole or in part, at the option of the holder upon delivery of a written notice of conversion to the Company. Pursuant to the terms of each note, the conversion price is equal to the lower of (i) 61% of the average of the two lowest trading prices of the Company’s common stock during the twelve trading days ending on the latest complete trading day prior to the conversion date and (ii) $0.0001 per share (the par value of the common stock, which the parties agreed to as a stated floor). Each note contains a non-waivable beneficial ownership limitation that prevents the holder from converting the note to the extent the conversion would cause the holder, together with its affiliates, to beneficially own more than 9.99% of the Company’s outstanding common stock immediately following such conversion.

As of March 31, 2026, an aggregate of 135,500,000 shares of common stock had been issued upon partial conversions of one of the January 24, 2023 notes. No shares of common stock had been issued upon conversion of the other January 24, 2023 note as of March 31, 2026.

November 11, 2023 Convertible Note

On November 11, 2023, the Company issued a convertible promissory note in the original principal amount of $100,000. The note bears interest at 18% per annum and matured on November 11, 2024. The note is convertible into shares of the Company’s common stock at a fixed conversion price of $0.06 per share upon delivery of a written notice of conversion by the holder. Total repayment under the note, including all accrued interest, is contractually capped at $150,000 in the aggregate. As of March 31, 2026, no amounts had been converted under the note and no shares of common stock had been issued upon conversion.

December 29, 2023 Convertible Loan

On December 29, 2023, the Company issued a convertible loan in the original principal amount of $45,079. The loan bears interest at 10% per annum, calculated and compounded monthly, and matures on December 29, 2026, subject to an extension of up to 24 months if agreed to in writing by the Company and the holder. The agreement permits the holder, at any time prior to maturity, to elect to convert the outstanding indebtedness by providing written notice to the Company. The agreement contains a stated conversion price of $0.0001 per share and additional conversion provisions applicable upon specified financing and change-of-control events, including automatic conversion (unless the holder timely elects otherwise) in connection with certain financings of at least $500,000 and certain change-of-control transactions. As of March 31, 2026, an aggregate of 12,000,000 shares of common stock had been issued upon conversion of $1,200 of principal under this note.

January 8, 2024 Convertible Loan

On January 8, 2024, the Company issued a convertible loan in the original principal amount of $12,000. The loan bears interest at 10% per annum, calculated and compounded monthly, and matures on January 8, 2027, subject to an extension of up to 24 months if agreed to in writing by the Company and the holder. The agreement permits the holder, at any time prior to maturity, to elect to convert the outstanding indebtedness by providing written notice to the Company. The agreement contains a stated conversion price of $0.0001 per share and additional conversion provisions applicable upon specified financing and change-of-control events, including automatic conversion (unless the holder timely elects otherwise) in connection with certain financings of at least $500,000 and certain change-of-control transactions. As of March 31, 2026, no amounts had been converted under the note.

Assignment and Conversion Activity

The two January 24, 2023 notes, the December 29, 2023 convertible loan, and the January 8, 2024 convertible loan were acquired by ALGM Holdings LLC. Thereafter, ALGM Holdings LLC sold or assigned portions of certain of these notes to third-party investors, and portions of the indebtedness under certain notes were converted into shares of the Company’s common stock. Such sales or assignments did not constitute the issuance of new notes by the Company. The conversion information described above reflects all conversions completed through March 31, 2026.

As of March 31, 2026, conversions had occurred only under one of the January 24, 2023 notes and the December 29, 2023 note. No conversions had occurred under the other January 24, 2023 note, the November 11, 2023 note, or the January 8, 2024 note.

Summary of Terms

None of the Company’s outstanding convertible notes include warrants or other derivative securities. The January 24, 2023 notes are subject to the 9.99% beneficial ownership limitation described above, and the November 11, 2023 note is subject to the $150,000 aggregate repayment cap described above. Accrued but unpaid interest associated with all notes payable totaled approximately $128,417 as of March 31, 2026 and approximately $104,722 and $104,281 as of December 31, 2025 and 2024, respectively. Interest expense (including debt discount and original issue discount amortization, where applicable) for the three months ended March 31, 2026 and March 31, 2025 was approximately $29,926 and $25,351, respectively.

Note 7 — Financing Transactions with ALGM Holdings LLC

ALGM Holdings LLC (“ALGM”) is a significant third-party financier of the Company and holds both convertible and non-convertible debt obligations of the Company. ALGM is independently owned. ALGM is not an affiliate of the Company and is not a related party of the Company or of any officer, director, or 10% stockholder of the Company.

ALGM has historically provided working capital support to the Company through short-term advances and financing arrangements used to fund payroll, vendor payments, inventory purchases, and general operational requirements. Certain advances from ALGM do not have fixed repayment schedules and, in certain instances, do not accrue interest. Interest expense recorded with respect to ALGM interest-bearing balances is included in the interest expense described in Note 6.

Note 8 — Stockholders’ Equity

Authorized Capital

The Company is authorized to issue 700,000,000 shares of common stock, par value $0.0001 per share, and 10,000,000 shares of preferred stock, par value $0.0001 per share, of which 100,000 shares have been designated as Series A Preferred Stock. All references to par value in these notes reflect the par values established by the Company’s Amended and Restated Articles of Incorporation.

Common Stock

As of March 31, 2026, the Company had 249,689,097 shares of common stock issued and outstanding, compared with 198,189,097 and 94,089,097 shares issued and outstanding as of December 31, 2025 and 2024, respectively.

During the three months ended March 31, 2026, the Company issued an aggregate of 51,500,000 shares of common stock, consisting of (i) 44,000,000 shares issued upon the conversion of an aggregate of approximately $4,400 of principal indebtedness under outstanding convertible notes and (ii) 7,500,000 restricted shares issued to a service provider in exchange for future marketing, promotional, and consulting services with an aggregate fair value of $100,000 (recorded as a prepaid expense as described in Note 5). These issuances increased common stock by $5,150 and additional paid-in capital by $99,250. Because these transactions did not result in cash proceeds to the Company, they are presented as non-cash activities. The $4,400 debt conversion is separately disclosed as a supplemental non-cash financing activity in the accompanying Consolidated Statement of Cash Flows.

During the three months ended March 31, 2025, the Company issued 9,000,000 shares of common stock upon the conversion of approximately $900 of principal indebtedness under outstanding convertible notes. The transaction did not result in cash proceeds to the Company and is separately disclosed as a supplemental non-cash financing activity in the accompanying Consolidated Statement of Cash Flows.

Series A Preferred Stock

As of March 31, 2026, and December 31, 2025 and 2024, all 100,000 shares of Series A Preferred Stock were issued and outstanding. Each share of Series A Preferred Stock is convertible into 3,000 shares of common stock. The Series A Preferred Stock carries voting rights as set forth in the Company’s Amended and Restated Articles of Incorporation. The Series A Preferred Stock does not currently provide for a liquidation preference or mandatory redemption rights.

Note 9 — Leases and Customer Deposits

Operating Lease

The Company leases its manufacturing and operational facility pursuant to a commercial lease agreement that commenced on September 1, 2023 and expires on August 31, 2026. The landlord is an unrelated third party. Current lease payments are approximately $8,820 per month on a triple-net basis, subject to annual increases as provided in the lease.

The Company accounts for the lease in accordance with ASC 842. As of March 31, 2026, the Company had an operating lease liability of approximately $68,062, all of which is classified as current based on the remaining term of the existing lease through August 31, 2026, with a corresponding right-of-use asset presented within the accompanying Consolidated Balance Sheet. The Company intends to negotiate an extension of the lease for an additional three-year term; however, as of March 31, 2026, no extension had been executed and the Company was not reasonably certain that the extension option would be exercised. Accordingly, the Company has not remeasured the operating lease liability or the related right-of-use asset to reflect any renewal period as of March 31, 2026. Any such remeasurement will be reflected in the period in which the extension is executed or becomes reasonably certain.

Customer Deposits and Deferred Revenue

Customer deposits and deferred revenue totaled approximately $65,105 as of March 31, 2026 and $20,749 and $0 as of December 31, 2025 and 2024, respectively. These amounts primarily represent deposits received on pre-ordered vehicles that were in production and had not yet been delivered as of the applicable balance sheet date. Revenue related to these deposits is recognized when the applicable revenue recognition criteria under ASC 606 have been met, generally upon shipment or delivery.

Note 10 — Commitments and Contingencies

The Company may from time to time be involved in various legal proceedings and claims arising in the ordinary course of business. The Company accrues a liability for such matters when the loss is both probable and reasonably estimable. Legal costs are expensed as incurred.

Neubauer Litigation

The Company is a party to litigation captioned Neubauer v. Recreatives Industries, Inc., involving the attempted domestication in Florida of a foreign default judgment. The Company disputes the validity of service of process in the underlying action and, on that basis, has filed a motion to vacate the foreign judgment. The Company believes it has valid legal and procedural defenses and intends to continue vigorously contesting the matter and pursuing all available remedies, including vacatur of the underlying default judgment.

At this preliminary stage of the proceedings, management is unable to reasonably estimate the amount or range of any possible loss, if any, that may result from the ultimate resolution of this matter. Accordingly, no liability has been accrued in the accompanying consolidated financial statements with respect to this matter. The ultimate outcome of the matter cannot presently be determined with certainty, and an adverse resolution could have a material adverse effect on the Company’s financial position, results of operations, or cash flows.

Other Matters

Other than the matter described above, management is not aware of any pending or threatened legal proceedings that management believes would have a material adverse effect on the Company’s financial position, results of operations, or cash flows.

Note 11 — Income Taxes

The Company accounts for income taxes in accordance with ASC 740. The Company has incurred cumulative net operating losses (“NOLs”) from prior operating periods that may be available to offset future taxable income, subject to applicable limitations under federal and state tax laws, including the limitations set forth in Section 382 of the Internal Revenue Code with respect to changes in ownership. The utilization of NOL carryforwards may be substantially limited as a result of prior or future ownership changes.

Management has determined, based on the Company’s history of operating losses and uncertainty regarding the timing and realization of future taxable income, that a full valuation allowance against the Company’s net deferred tax assets is appropriate as of March 31, 2026 and December 31, 2025 and 2024. Accordingly, no net deferred tax asset has been recognized in the accompanying Consolidated Balance Sheets.

The Company filed extensions with respect to its 2025 federal and state income tax filings. The Company is not currently under examination by any taxing authority.

Note 12 — Subsequent Events

The Company has evaluated subsequent events through the date these consolidated financial statements were available to be issued. Except for the Company’s continued pursuit of the Regulation A offering described in Note 3 and continued activity in the litigation matter described in Note 10, no subsequent events were identified that require recognition or disclosure in the accompanying consolidated financial statements.

PART III - EXHIBITS

Index to Exhibits

Exhibit Number	Exhibit Description

2.1	Charter — Amended and Restated Articles of Incorporation (as filed)
2.2	Certificate of Amendment to Designation
2.3	Certificate of Designation — Series A Preferred Stock
2.4	Bylaws
2.5	Shareholder Consent — Amendment and Restatement of Articles / Designations
4.1	Form of Subscription Agreement
6.1	MAX Asset Purchase Agreement (V4 Final, signed)
6.2	Employment Agreement, Andrew Lapp (CEO)
6.3	Settlement Agreement with ALGM Holdings
6.4(a)	18% Promissory Note dated November 23, 2021, by and between Planet Resource Recovery Inc. and Gulf Coast Mercantile LLC
6.4(b)	Loan Assignment Agreement dated November 11, 2023, by and between Gulf Coast Mercantile LLC and ALGM Holdings LLC regarding the $230,000 Promissory Note dated November 23, 2021
6.4(c)	14% Promissory Note dated July 20, 2022, by and between Planet Resource Recovery Inc. and Gulf Coast Mercantile LLC
6.4(d)	Loan Assignment Agreement dated November 11, 2023, by and between Gulf Coast Mercantile LLC and ALGM Holdings LLC
6.4(e)	18% Promissory Note dated November 23, 2021, by and between Planet Resource Recovery Inc. and Gulf Coast Mercantile LLC
6.4(f)	Loan Assignment Agreement dated November 11, 2023, by and between Gulf Coast Mercantile LLC and ALGM Holdings LLC regarding the $40,000 Promissory Note dated November 23, 2021
6.4(g)	18% Promissory Note dated November 23, 2021, by and between Planet Resource Recovery Inc. and Andrew Lapp
6.4(h)	Loan Assignment Agreement dated November 11, 2023, by and between Andrew Lapp and ALGM Holdings LLC
6.5(a)	Convertible Loan Agreement dated November 11, 2023, by and between Recreatives Industries, Inc. and Ryan Stoller
6.5(b)	8% Convertible Promissory Note dated January 24, 2023, by and between Planet Resource Recovery, Inc. and Miroslav Zecevic
6.5(c)	8% Convertible Promissory Note dated January 24, 2023, by and between Planet Resource Recovery, Inc. and Emry Capital
6.5(d)	Convertible Loan Agreement dated January 8, 2024, by and between Recreatives Industries, Inc. and Amerixon Corporation
6.5(e)	Convertible Loan Agreement dated December 29, 2023, by and between Recreatives Industries, Inc. and Amerixon Corporation
11.1	Consent of Counsel (included in / part of Exhibit 12.1 opinion)
12.1	Opinion of Legal Counsel (Securus Law Group / Craig A. Huffman, Esq.)

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bradenton, State of Florida, on July 13, 2026.

Recreatives Industries, Inc.

By: /s/ Andrew Lapp
Andrew Lapp
Chief Executive Officer

This offering statement has been signed by the following persons in the capacities and on the dates indicated.

By: /s/ Andrew Lapp
Andrew Lapp
Chief Executive Officer, President, and Chairman of the Board
(Principal Executive Officer, Principal Financial Officer, and Principal Accounting Officer) and Director

By: /s/ Craig A. Huffman
Craig A. Huffman
Chief Legal Officer and Director